Exhibit 10.1

AMENDMENT NO. 2 TO REVOLVING CREDIT AND SECURITY AGREEMENT

This AMENDMENT NO. 2 TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of October 23, 2018 (the “Effective Date”) among the following:  (i) Echo Global Logistics, Inc., a Delaware corporation (“Echo”); (ii) Command Transportation, LLC, a Delaware limited liability company (“Command” and together with Echo, collectively, the “Loan Parties”); (iii) the Lenders (as hereinafter defined) party hereto; and (iv) PNC Bank, National Association, as the administrative agent (the “Agent”).

RECITALS:

A.            The Loan Parties, the Agent and the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”) are parties to the Revolving Credit and Security Agreement, dated as of June 1, 2015 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 10, 2015, by and among the Loan Parties, the Lenders party thereto and the Agent, and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”).

B.            In accordance with Section 2.24 of the Credit Agreement, the Borrowers have notified the Agent of its request to increase the Maximum Revolving Advance Amount to $350,000,000 and certain of the Lenders (each, an “Incremental Revolving Credit Lender”) are willing to increase their applicable Revolving Commitment in connection therewith, subject to the terms and conditions set forth in the Credit agreement and herein.

C.            The Loan Parties, the Agent and the Lenders party hereto (constituting the “Required Lenders”) also desire to amend the Credit Agreement to modify certain provisions thereof.

AGREEMENT:

In consideration of the premises and mutual covenants herein and for other valuable consideration, the Loan Parties, the Agent and the Lenders agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, each capitalized term used in this Amendment and not defined herein shall be defined in accordance with the Credit Agreement.

Section 2.  Amendments. Subject to the satisfaction or waiver of the conditions set forth in Section 4 below, and in reliance on the representations and warranties contained in Section 5.1 below, the Credit Agreement is hereby amended to (i) delete the bold, red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), and (ii) to add the bold, blue, underlined text (indicated textually in the same manner as the following example: added text), in each case as set forth in the Credit Agreement attached as Exhibit A hereto.

Section 3. Incremental Revolving Credit Commitments.

3.1          Each of the undersigned Lenders, the Agent and the Loan Parties acknowledges and agrees that upon the execution by each Incremental Revolving Credit Lender of this Amendment and the occurrence of the Effective Date, the increased amount of each Incremental Revolving Credit Lender’s Revolving Commitment (collectively, the “Incremental Revolving Credit Commitments”) is set forth on Schedule I hereof opposite such Incremental Revolving Credit Lender’s name and the aggregate Revolving Commitment of Lender is set forth on Schedule II hereto.

3.2          Upon the Effective Date, each Revolving Lender will automatically and without further act be deemed to have assigned to each Incremental Revolving Credit Lender, and each such Incremental Revolving Credit Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations under the Credit Agreement in outstanding Letters of Credit and Swing Loans (if any) such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations under the Credit Agreement in Letters of Credit and (ii) participations under the Credit Agreement in Swing Loans held by each Revolving Lender (including each such Incremental Revolving Credit Lender) will equal such Lender’s Commitment Percentage.

Section 4.  Conditions Precedent.  This Amendment shall only become effective upon the date on which each of the following conditions precedent shall have been satisfied (or waived by the Agent in its sole discretion):

(i)            this Amendment shall have been executed by the Loan Parties, the Agent, the Incremental Revolving Credit Lenders and the Required Lenders, and counterparts hereof as so executed shall have been delivered to the Agent;

(ii)           the appropriate Note for the account of each Incremental Revolving Credit Lender that has requested the same at least two Business Days in advance of the Effective Date shall have been executed by the Borrowers and delivered to the Agent;

(iii)          all representations and warranties of the Loan Parties contained herein, the Credit Agreement or in the Other Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made;

(iv)          the Agent shall have received all documented out-of-pocket expenses (including reasonable fees and disbursements of counsel to the Agent) in connection with the preparation, negotiation and effectiveness of this Amendment and  any other amounts due and payable by the Loan Parties under the Credit Agreement on or prior to the date hereof;

(v)           the Agent shall have received an opinion of counsel from Winston & Strawn LLP, counsel for the Loan Parties, in form and substance satisfactory to the Agent;

(vi)          the Agent shall have received a Borrowing Base Certificate that calculates the Borrowing Base as of the end of August 2018;

(vii)         the Agent shall have received (a) a copy of the resolutions, in form and substance satisfactory to the Lender, of the Board of Directors or Managers, as applicable, of each Loan Party, authorizing the execution, delivery and performance of this Amendment, (b) a certificate of the Secretary or Assistant Secretary, Managers or Members, as applicable, of each Loan Party, as to the incumbency and signature of the officers, Managers or Members of such Loan Party, executing this Amendment, together with evidence of the incumbency of such Secretary or Assistant Secretary, Managers or Members, as applicable, and (c) a certificate of the Secretary or Assistant Secretary, Managers or Members, as applicable, of each Loan Party as to the Certificate of Formation or Certificate of Incorporation, as applicable, of such Loan Party, and as to the Bylaws or Operating Agreement, as applicable, of such Loan Party;

(viii)        the Agent shall have received a good standing certificate for each Loan Party dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State of the State of Delaware;

(ix)          the Agent shall have received certificates evidencing the Loan Parties’ liability and property insurance policies, together with additional insured and lender loss payable endorsements naming Agent as additional insured and lender loss payee, as applicable;

(x)           the Agent shall have received a Certificate of Beneficial Ownership for each Legal Entity Customer in form and substance reasonably satisfactory to the Agent, certifying, among other things, (A) the Beneficial Owner of such Legal Entity Customer or (B) the relevant exemption applicable to such Loan Party, as applicable;

(xi)          the Agent shall have received searches of Uniform Commercial Code filings in the jurisdiction of organization of each Loan Party, and copies of the financing statements on file in such jurisdictions showing that no Liens are reflected in such searches on the assets of such Loan Party, other than, in each case, Permitted Encumbrances;

(xii)         the Agent shall have received the cash flow projections, projected statements of operations and projected balance sheets of the Borrowers, as of the Effective Date, for the period commencing on the Effective Date and ending on, and including, December 31, 2019 (on a quarter by quarter basis), which such projections shall have been prepared in good faith based upon GAAP and materially consistent with the historical audited financial statements of the Borrowers and upon assumptions that the Borrowers believe to be reasonable at the time made;

(xiii)        the Agent shall have received a certificate, dated as of the Effective Date, of a Responsible Officer of the Borrower Agent, certifying that (A) the conditions set forth in Section 4(iii) have been satisfied, (B) none of the Loan Parties nor any of their respective Restricted Subsidiaries are the subject of any pending or threatened litigation, arbitration, actions or proceedings that could reasonably be expected to have a Material Adverse Effect, and (C) the Loan Parties are not required to obtain the Consent of any Governmental Body or any other Person to consummate this Amendment, other than (1) those Consents that have been duly obtained, made or compiled prior to the Effective Date and that are in full force and effect or (2) those Consents that the failure to have obtained would not have, or could not reasonably be expected to have, a Material Adverse Effect; and

(xiv)        the Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 5.  Miscellaneous.

5.1          Representations and Warranties.   Each Loan Party, by signing below, hereby represents and warrants to the Agent and the Lenders that:

(i)            each Loan Party has the legal power and authority to execute and deliver this Amendment;

(ii)           the officers executing this Amendment on behalf of each Loan Party have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof;

(iii)          the execution and delivery hereof by each Loan Party and the performance and observance by each Loan Party of the provisions hereof do not (x) violate or conflict with (A) the Organizational Documents of any Loan Party or (B) any law applicable to any Loan Party, except in the case of this clause (B), as would not reasonably be expected to have a Material Adverse Effect, or (y) result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party;

(iv)          no Default or Event of Default exists under the Credit Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof;

(v)           no Loan Party has any claim or offset against, or defense or counterclaim to, any obligations or liabilities of such Loan Party under the Credit Agreement or any Other Document;

(vi)          this Amendment constitutes a valid and binding obligation of each Loan Party in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies; and

(vii)         each of the representations and warranties set forth in Article V of the Credit Agreement is true and correct in all material respects as of the date hereof, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

5.2          Credit Agreement Unaffected.  Each reference to the Credit Agreement or in any Other Document shall hereafter be construed as a reference to the Credit Agreement as amended hereby.  Except as herein otherwise specifically provided, all provisions of the Credit Agreement shall remain in full force and effect and be unaffected hereby.  This Amendment is an Other Document.

5.3          Entire Agreement.  This Agreement, together with the Credit Agreement and the Other Documents integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

5.4          Counterparts  This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

5.5          Governing Law.  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  TO THE FULLEST EXTENT PERMITTED BY LAW, THE LOAN PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

5.6          JURY TRIAL WAIVER.  EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION,

PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first above written.

ECHO GLOBAL LOGISTICS, INC., as a Borrower

By:	/s/ Kyle L. Sauers
Name: Kyle L. Sauers
Title: Secretary

COMMAND TRANSPORTATION, LLC, as a Borrower

By:	/s/ Kyle L. Sauers
Name: Kyle L. Sauers
Title: Secretary

PNC BANK, NATIONAL ASSOCIATION,
as the Agent and as a Lender

By:	/s/ Michael Panik
Name: Michael Panik
Title: Senior Vice President

BANK OF AMERICA,
as a Lender

By:	/s/ Ciara Bochenek
Name: Ciara Bochenek
Title: Vice President

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ David Miller
Name: David Miller
Title: Vice President

BMO HARRIS BANK, N.A.,
as a Lender

By:	/s/ Jason Hoefler
Name: Jason Hoefler
Title: Managing Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Authorized Officer

~~Execution Version~~

EXHIBIT A

REVOLVING CREDIT

AND

SECURITY AGREEMENT
(AS AMENDED BY AMENDMENT NO. 2 ON OCTOBER 23, 2018)

PNC BANK, NATIONAL ASSOCIATION
(AS AGENT)

THE LENDERS FROM TIME TO TIME PARTY HERETO

BANK OF AMERICA, N.A.

AND

JPMORGAN CHASE BANK, N.A.

(EACH AS A CO-SYNDICATION AGENT)

WITH

ECHO GLOBAL LOGISTICS, INC.
(AS BORROWING AGENT)

AND

THE OTHER BORROWERS PARTY HERETO

JUNE 1, 2015

PNC CAPITAL MARKETS LLC,

BANK OF AMERICA, N.A. AND

JPMORGAN CHASE BANK, N.A.

~~MORGAN STANLEY SENIOR FUNDING, INC., AND~~

~~CREDIT SUISSE SECURITIES (USA) LLC~~
(EACH AS A JOINT LEAD ARRANGER AND JOINT BOOKRUNNER)

Page

ARTICLE I.	DEFINITIONS	1

1.1	Accounting Terms	1
1.2	General Terms	2
1.3	Uniform Commercial Code Terms	39
1.4	Certain Calculations	~~39~~40
1.5	Certain Matters of Construction	~~39~~40
1.6	Successor LIBOR Rate Index	41

ARTICLE II.	ADVANCES, PAYMENTS	~~40~~42

2.1	Revolving Advances	~~40~~42
2.2	Procedure for Revolving Advance Borrowings	~~40~~42
2.3	Swing Loans	~~43~~45
2.4	Disbursement of Advance Proceeds	~~44~~46
2.5	Making and Settlement of Advances	~~44~~46
2.6	Maximum Advances	~~46~~48
2.7	Manner and Repayment of Advances	~~46~~48
2.8	Repayment of Excess Advances	~~47~~49
2.9	Statement of Account	~~47~~49
2.10	Letters of Credit	~~47~~49
2.11	Issuance of Letters of Credit	~~48~~50
2.12	Requirements For Issuance of Letters of Credit	~~48~~50
2.13	Disbursements, Reimbursement	~~48~~50
2.14	Repayment of Participation Advances	~~50~~52
2.15	Documentation	~~50~~52
2.16	Determination to Honor Drawing Request	~~51~~53
2.17	Nature of Participation and Reimbursement Obligations	~~51~~53
2.18	Indemnity	~~52~~54
2.19	Liability for Acts and Omissions	~~52~~54
2.20	Payment of Obligations	~~54~~56
2.21	Reduction of Maximum Revolving Advance Amount; Prepayments	~~54~~56
2.22	Use of Proceeds	~~55~~57
2.23	Defaulting Lender	~~55~~57
2.24	Increase in Maximum Revolving Advance Amount	~~58~~60

ARTICLE III.	INTEREST AND FEES	~~61~~63

3.1	Interest	~~61~~63
3.2	Letter of Credit Fees	~~61~~63
3.3	Facility Fee	~~62~~65
3.4	Fee Letters and Certain Other Fees	~~63~~65
3.5	Computation of Interest and Fees	~~63~~65
3.6	Maximum Charges	~~63~~65
3.7	Increased Costs	~~63~~65
3.8	Basis For Determining Interest Rate Inadequate or Unfair	~~64~~66

i

(continued)

Page

3.9	Capital Adequacy	~~65~~67
3.10	Taxes	~~66~~68
3.11	Replacement of Lenders	~~68~~70
3.12	Mitigation of Circumstances	~~69~~71

ARTICLE IV.	COLLATERAL: GENERAL TERMS	~~69~~71

4.1	Security Interest in the Collateral	~~69~~71
4.2	Perfection of Security Interest	~~69~~71
4.3	Preservation of Collateral	~~69~~72
4.4	Ownership of Collateral	~~70~~72
4.5	Defense of Agent’s and Lenders’ Interests	~~70~~72
4.6	[Reserved]	~~70~~72
4.7	Books and Records	~~70~~72
4.8	[Reserved]	~~71~~73
4.9	Compliance with Laws	~~71~~73
4.10	Receivables	~~71~~73
4.11	[Reserved]	~~73~~75
4.12	Exculpation of Liability	~~73~~75
4.13	Release of Lien Upon Permitted Disposition of Collateral	~~74~~76

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	~~74~~76

5.1	Authority	~~74~~76
5.2	Formation and Qualification	~~74~~76
5.3	Survival of Representations and Warranties	~~75~~77
5.4	Tax Returns	~~75~~77
5.5	Financial Statements	~~75~~77
5.6	[Reserved]	~~76~~78
5.7	Environmental Compliance	~~76~~78
5.8	No Litigation, Violation or Default	~~76~~78
5.9	[Reserved]	~~78~~80
5.10	Licenses and Permits	~~78~~80
5.11	[Reserved]	~~78~~80
5.12	No Default	~~78~~80
5.13	[Reserved]	~~78~~80
5.14	No Labor Disputes	~~78~~80
5.15	Margin Regulations	~~78~~80
5.16	Investment Company Act	~~78~~80
5.17	Disclosure	~~78~~80
5.18	Certificate of Beneficial Ownership	81

ARTICLE VI.	AFFIRMATIVE COVENANTS	~~79~~81

6.1	[Reserved]	~~79~~81
6.2	Preservation of Existence	~~79~~81

(continued)

Page

6.3	Payment of Liabilities, Including Taxes Violations	~~79~~81
6.4	Maintenance of Insurance	~~79~~81
6.5	[Reserved]	~~80~~82
6.6	Keeping of Records and Books of Account	~~80~~82
6.7	Compliance with Laws	~~80~~82
6.8	Environmental Matters	~~80~~82
6.9	Standards of Financial Statements	~~80~~82
6.10	Anti-Terrorism Laws	~~80~~82
6.11	Additional Loan Parties; Additional Collateral: Further Assurances	~~80~~83
6.12	Designation of Subsidiaries	~~81~~83
6.13	Keepwell	~~82~~84
6.14	Freight Payables	~~82~~84
6.15	Bonds	~~82~~84
6.16	Fixed Charge Coverage Ratio	~~82~~84
6.17	Post-Closing Obligations	~~82~~84
6.18	Certificate of Beneficial Ownership and Other Additional Information	85

ARTICLE VII.	NEGATIVE COVENANTS	~~82~~85

7.1	Merger, Consolidation, Acquisition and Sale of Assets	~~83~~85
7.2	Creation of Liens	~~85~~87
7.3	[Reserved]	~~87~~90
7.4	Investments	~~88~~90
7.5	[Reserved]	~~89~~92
7.6	[Reserved]	~~89~~92
7.7	Distributions, etc.	~~89~~92
7.8	Indebtedness	~~90~~93
7.9	Amendment of Certain Documents; Line of Business	~~93~~95
7.10	Transactions with Affiliates	~~93~~95
7.11	Change of Name or Jurisdiction of Incorporation; Change of Fiscal Year	~~93~~96
7.12	[Reserved]	~~94~~96
7.13	[Reserved]	~~94~~96
7.14	Compliance with ERISA	~~94~~96
7.15	Prepayments of Indebtedness	~~94~~97
7.16	Limitation on Certain Restrictive Agreements	~~95~~97
7.17	Hedging Transactions	~~95~~98
7.18	No Agency Relationship	~~96~~98

ARTICLE VIII.	CONDITIONS PRECEDENT	~~96~~99

8.1	Conditions to Effectiveness	~~96~~99
8.2	Conditions to Each Advance	~~99~~101

ARTICLE IX.	INFORMATION AS TO BORROWERS	~~99~~102

9.1	Disclosure of Material Matters	~~99~~102

(continued)

Page

9.2	Schedules	~~100~~102
9.3	[Reserved]	~~100~~103
9.4	Litigation	~~100~~103
9.5	Material Occurrences	~~100~~103
9.6	Government Receivables	~~101~~103
9.7	Annual Financial Statements	~~101~~103
9.8	Quarterly Financial Statements	~~101~~104
9.9	~~Monthly Financial Statements~~	~~101~~[Reserved]104
9.10	Compliance Certificates	~~101~~104
9.11	Fixed Charge Coverage Ratio	~~102~~104
9.12	Adjustments for Unrestricted Subsidiaries	~~102~~104
9.13	SEC Reports	~~102~~104
9.14	Delivery of Reports	~~102~~104
9.15	Additional Information	~~102~~105
9.16	Projected Operating Budget	~~102~~105
9.17	Notice of Suits, Adverse Events	~~103~~105
9.18	ERISA Notices and Requests	~~103~~105

ARTICLE X.	EVENTS OF DEFAULT	~~104~~106

10.1	Nonpayment	~~104~~107
10.2	Breach of Representation	~~104~~107
10.3	Financial Information	~~104~~107
10.4	Judicial Actions	~~104~~107
10.5	Noncompliance	~~105~~107
10.6	Judgments	~~105~~107
10.7	Bankruptcy	~~105~~107
10.8	Inability to Pay	~~105~~108
10.9	Lien Priority	~~105~~108
10.10	Cross Default	~~105~~108
10.11	Breach of Guaranty	~~106~~108
10.12	Change of Control	~~106~~108
10.13	Invalidity	~~106~~108
10.14	[Reserved];	~~106~~108
10.15	Reportable Compliance Event	~~106~~108
10.16	Pension Benefit Plans	~~106~~109
10.17	Invalidity of Certain Agreements, etc.	~~106~~109

ARTICLE XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	~~106~~109

11.1	Rights and Remedies	~~106~~109
11.2	Agent’s Discretion	~~108~~111
11.3	Setoff	~~108~~111

(continued)

Page

11.4	Rights and Remedies not Exclusive	~~108~~111
11.5	Allocation of Payments After Event of Default	~~109~~111

ARTICLE XII.	WAIVERS AND JUDICIAL PROCEEDINGS	~~110~~113

12.1	Waiver of Notice	~~110~~113
12.2	Delay	~~110~~113
12.3	Jury Waiver	~~110~~113

ARTICLE XIII.	CLOSING DATE AND TERMINATION	~~111~~113

13.1	Term	~~111~~113
13.2	Termination	~~111~~114

ARTICLE XIV.	REGARDING AGENT	~~112~~114

14.1	Appointment	~~112~~114
14.2	Nature of Duties	~~112~~114
14.3	Lack of Reliance on Agent and Resignation	~~112~~115
14.4	Certain Rights of Agent	~~114~~116
14.5	Reliance	~~114~~116
14.6	Notice of Default	~~114~~116
14.7	Indemnification	~~114~~116
14.8	Agent in its Individual Capacity	~~115~~117
14.9	Delivery of Documents	~~115~~117
14.10	Borrowers’ Undertaking to Agent	~~115~~117
14.11	No Reliance on Agent’s Customer Identification Program	~~115~~117
14.12	Other Agreements	~~115~~118
14.13	Collateral Matters	~~115~~118
14.14	Agency for Perfection	~~116~~119
14.15	Releases of Guarantee and Lien	~~117~~119
14.16	Intercreditor and Subordination Agreements	~~117~~119
14.17	Syndication Agent	~~117~~119
14.18	Collateral Custodian	~~117~~119
14.19	Agent May File Proofs of Claim	~~117~~120
14.20	Cash Management Products and Services and Secured Hedging Agreements	~~118~~120

ARTICLE XV.	BORROWING AGENCY	~~118~~120

15.1	Borrowing Agency Provisions	~~118~~120
15.2	Waiver of Subrogation	~~119~~121

ARTICLE XVI.	MISCELLANEOUS	~~119~~122

16.1	Governing Law	~~119~~122
16.2	Entire Understanding; Amendments	~~120~~122
16.3	Successors and Assigns; Participations; New Lenders	~~123~~125
16.4	Application of Payments	~~126~~128

v

(continued)

Page

16.5	Indemnity	~~126~~129
16.6	Notice	~~127~~129
16.7	Survival	~~129~~132
16.8	Severability	~~129~~132
16.9	Expenses	~~129~~132
16.10	Injunctive Relief	~~130~~132
16.11	Consequential Damages	~~130~~132
16.12	Captions	~~130~~132
16.13	Counterparts; Facsimile Signatures	~~130~~133
16.14	Construction	~~130~~133
16.15	Confidentiality; Sharing Information	~~131~~133
16.16	Publicity	~~132~~134
16.17	Certifications From Banks and Participants; USA PATRIOT Act	~~132~~134
16.18	Anti-Money Laundering/International Trade Law Compliance	~~132~~134
16.19	No Party Deemed Drafter	~~133~~135
16.20	Reinstatement; Certain Payments	~~133~~135
16.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	135

List of Exhibits and Schedules

Exhibits

Exhibit C-1	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.3(a)	Swing Loan Note
Exhibit 2.24	Form of Joinder
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(i)	Solvency Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Commitment Schedule
Schedule 1.1(C)	Existing Letters of Credit
Schedule 4.4	Real Property
Schedule 4.10(c)	Chief Executive Office
Schedule 4.10(h)	Deposit and Securities Accounts
Schedule 5.1	Consents
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	ERISA Matters
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 6.17	Post-Closing Obligations
Schedule 7.2	Liens
Schedule 7.4	Investments
Schedule 7.8	Indebtedness

REVOLVING CREDIT
AND
SECURITY AGREEMENT

This Revolving Credit and Security Agreement, dated as of June 1, 2015, is entered into among ECHO GLOBAL LOGISTICS, INC., a Delaware corporation (“Echo” or “Borrowing Agent”), COMMAND TRANSPORTATION, LLC, a Delaware limited liability company (“~~Target~~Command” and together with Echo and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (PNC, in such capacity, “Agent”), BANK OF AMERICA, N.A., as co-syndication agent, and JPMORGAN CHASE BANK, N.A., as co-syndication agent.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

ARTICLE I.

DEFINITIONS.

1.1          Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to herein are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Account Standards Board of the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) and are adopted by Borrowers with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants or in the related definitions of terms used therein, the parties hereto agree to enter into negotiations in order to amend such provisions, which amended provisions shall be acceptable to Agent, Required Lenders and Borrowing Agent, so as to reflect such changes with the desired result that the criteria for such Borrowers’ financial condition with respect to any affected financial covenants hereunder shall be the same after such changes as if such changes had not been made, provided that (a) no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Agent, Required Lenders and Borrowing Agent to accomplish the foregoing and (b) for purposes of determining compliance with the provisions of this Agreement, any election by Echo or any of its Restricted Subsidiaries to measure any liability or other item of indebtedness using fair value (as permitted by SFAS 159 or any similar provision) shall be disregarded and such determination shall be made, and financial statements required to be delivered hereunder shall be prepared, as if such election had not been made.

1.2          General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“ABL Priority Collateral” shall mean and include all right, title and interest of, in each case with respect to each Borrower or any Guarantor granting a Lien on such assets in favor of Agent, all of such Borrower’s or such Guarantor’s assets, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located, consisting of all Collateral (as defined herein as of the Closing Date); provided that the term “ABL Priority Collateral” (a) shall not include (i) identifiable proceeds of Term Loan Priority Collateral in the form of Receivables (and all supporting obligations relating thereto), cash and Cash Equivalents; and (ii) deposit accounts and securities accounts solely containing proceeds of Permitted Term Priority Indebtedness or Term Loan Priority Collateral; and (b) may, at any time during the effectiveness of an Intercreditor Agreement with respect to any Permitted Split Lien Indebtedness, have the meaning given to such term in such Intercreditor Agreement, including certain other customary carveouts from the ABL Priority Collateral acceptable to Borrower and Agent.

“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” shall mean that certain Unit Purchase Agreement, dated as of April 20, 2015, by and among Echo, ~~the Target~~Command, the members of ~~the Target~~Command, Paul Loeb, as Seller’s Representative, and Paul Loeb, in his individual capacity, with such amendments and modifications thereto as are not materially adverse to the interests of Agent or the Lenders.

“Acquisition Documents” shall mean the Acquisition Agreement, together with all schedules and exhibits thereto, and all material agreements related thereto, and together with such amendments and modifications thereto as are not materially adverse to the interests of Agent or the Lenders.

“Adequately Refinanced” shall have the meaning set forth in Section 13.1 hereof.

“Administrative Agent Fee Letter” shall mean (i) prior to the Second Amendment Closing Date, the Fee Letter, dated as of April 20, 2015, between Echo and PNC and (ii) on and after the Second Amendment Closing Date, the Facility Fee Letter.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and including all joinders hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean all economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant thereto.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Letter of Credit Fee Rate” shall mean the percentage rate per annum based on Excess Availability as applied to LIBOR Rate Loans.

“Applicable Margin” shall mean, initially, the rate appearing opposite the caption “Pricing Level II”, and effective as of December 1, 2015 and thereafter on the first Business Day of each month (each such first Business Day of the applicable month an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Excess Availability as of the last day of the most recently completed month prior to the applicable Adjustment Date:

		Applicable Margins for Domestic Rate Loans	Applicable Margins for LIBOR Rate Loans
Pricing Level	Excess Availability	Revolving Advances, Swing Loans	Revolving Advances
I	Greater than or equal to ~~66~~50% of the Line Cap Amount	0.25%	1.25%
II	~~Greater~~Less than ~~or equal to 33% but less than 66~~50% of the Line Cap Amount	0.50%	1.50%
~~III~~	~~Less than 33% of the Line Cap Amount~~	~~0.75 %~~	~~1.75 %~~

“Application Date” shall have the meaning set forth in Section 2.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall mean Bank of America, N.A.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning set forth in Section 2.5(e) hereof.

“Blocked Account Agreements” shall have the meaning set forth in Section 4.10 hereof.

“Blocked Account” shall have the meaning set forth in Section 4.10 hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement.

“Borrowers’ Account” shall have the meaning set forth in Section 2.9 hereof.

“Borrowing Agent” shall mean Echo.

“Borrowing Base Amount” shall have the meaning set forth in Section 2.1(a) hereof. The Borrowing Base Amount at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 9.2, as adjusted to give effect to the aggregate amount of Reserves in effect as of the date of determination.

“Borrowing Base Certificate” shall mean a borrowing base certificate in a form reasonably satisfactory to Agent duly executed by a Responsible Officer of Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Borrowing Base Amount as of the date of such certificate.

“Borrowing Base Parties” shall mean each of the Borrowers and, as of any date of determination, each Guarantor and any other Person joined as a party to this Agreement or any Other Document as a “Borrower” or a “Guarantor” in accordance with Section 6.11 hereof and with respect to which, to the extent required by Agent:  Agent has received all applicable field exams, appraisals and other analyses with respect to the assets of such Person which are contemplated to be included in the Borrowing Base Amount.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to Capital Lease Obligations) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) including capitalized software expenses, that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, excluding (i) Permitted Acquisitions, (ii) reinvestments of Net Cash Proceeds from dispositions or casualty events, (iii) interest capitalized during such period, and (iv) expenditures of a Person that are actually paid for by a third party to the extent such Person and its Subsidiaries have not provided and are not required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period).

“Capitalized Lease Obligation” shall mean any Indebtedness of Echo and its Restricted Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; provided, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Closing Date, be considered a “Capitalized Lease Obligation” as a result of any changes in GAAP subsequent to the Closing Date.

“Cash Equivalents” shall mean (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally and fully guaranteed by the United States, Canada or an instrumentality or agency thereof and entitled to the full faith and credit of the United States or Canada, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (b) securities issued by any state of the United States, Canada or any political subdivision of any such state or territory thereof, or any public instrumentality thereof having, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (c) domestic and LIBOR certificates of deposit or bankers’ acceptances issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of United States or Canadian banks; (d) overnight demand deposits, demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States, Canada or any state or territory therein or the District of Columbia, which has capital, surplus and undivided profits of at least $500,000,000; (e) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and (f) shares of any money market or other mutual funds (i) at least 90% of whose assets comprise securities of the types described in subsections (a) through (c) above, (ii) having net assets in excess of $500,000,000 and (iii) having obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada.

“Cash Management Liabilities” shall have the meaning provided in the definition of Cash Management Products and Services.

“Cash Management Products and Services” shall mean agreements or other arrangements under which any Lender or any Affiliate of a Lender provides any of the following products or services to any Loan Party:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchasing cards, (e) commercial cards; (f) ACH transactions; and (g) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.  The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents.  The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” shall mean, for each Borrower that is a Legal Entity Customer, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean the occurrence of any of the following events: (i) any Person or group of Persons acting in concert, own(s) beneficially (as defined in Rule 13d-3 of the SEC under the Securities and Exchange Act or any successor provision thereto) or controls, directly or indirectly, more than thirty five percent (35%) of the aggregate Equity Interests of Echo, or (ii) a “change in control” as defined in any document governing Indebtedness for borrowed money of any Borrower or any Restricted Subsidiary in excess of $25,000,000 which gives the holder of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

“CIP Regulations” shall have the meaning set forth in Section 14.11 hereof.

“Closing Date” shall mean the Business Day on which this Agreement is executed, which shall be June 1, 2015.

“Closing Date Documents” shall have the meaning set forth in Section 8.1(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include, all right, title and interest of, in each case with respect to each Borrower or any Guarantor granting a Lien on such assets in favor of Agent, all of such Borrower’s or such Guarantor’s assets, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located, consisting of:

(a)                                 all Receivables and all supporting obligations relating thereto;

(b)                                 all Inventory;

(c)                                  all cash and Cash Equivalents;

(d)                                 all deposit accounts and securities accounts;

(e)                                  all of such Person’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Person’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Person from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations of such Person; (v) all of such Person’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, and letters of credit; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by such Person, all real and personal property of third parties in which such Person has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); and (ix) all supporting obligations;

(f)                                   all of such Person’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Person or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), or (e) of this Paragraph; and

(g)                                  all proceeds and products of (a), (b), (c), (d), (e) and (f), (in whatever form, including, but not limited to:  deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds;

provided, however, that (a) the term “Collateral” shall not include, and the security interests granted in Section 4.1 or under any Other Documents shall not extend to, any Excluded Assets (except to the extent included in any Term Loan Priority Collateral) and (b) the term “Collateral” shall include Term Loan Priority Collateral at any time during the existence of any Permitted Split Lien Indebtedness.

“Collection Accounts” shall have the meaning set forth in Section 4.10 hereof.

“Command” shall have the meaning set forth in the preamble to this Agreement.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or 16.3(d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances (other than Swing Loans) under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by a Responsible Officer of Borrowing Agent, in the form of Exhibit C-1 hereto.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents and the Acquisition Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated EBITDA” shall mean, for a specified period, an amount determined for Echo and its Restricted Subsidiaries on a consolidated basis equal to:

(a)                                 Consolidated Net Income,

plus

(b)                                 to the extent deducted in calculating Consolidated Net Income for such period, the sum of, without duplication, all amounts for:

(i)                                     depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets) for such period,

(ii)                                  Consolidated Interest Expense and amortization or write-off of debt discount or deferred financing costs and debt issuance costs and commissions, discounts and other fees, costs, expenses and charges associated with Indebtedness,

(iii)                               consolidated income tax expense for all federal, state, local, withholding, franchise, foreign, state single business unitary and similar taxes on or measured by income, profits or capital,

(iv)                              extraordinary losses or charges,

(v)                                 non-cash charges, losses, or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of goodwill, FASB ASC 480-10 regarding accounting for such financial instruments with debt and equity characteristics, non-cash foreign currency exchange losses (or minus gains), non-cash expenses deducted as a result of any grant of Equity Interests to employees, officers or directors and expenses (or gains) on account of changes to contingent asset purchase consideration, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period,

(vi)                              non-cash compensation related expense (including any such expense resulting from the grant of, issuance of or re-pricing of Equity Interests to any prospective,

current or former employee, officer, director or consultant, of any Loan Party, including, without limitation, FAS123R expenses),

(vii)                           [Reserved],

(viii)                        costs, fees, expenses and charges in connection with (a) Permitted Acquisitions, (b) Investments, (c) issuances of any Equity Interests, (d) recapitalizations or dispositions of property and (e) payments in respect of or adjustments to Permitted Acquisitions or permitted investments (including, without limitation, expenses in respect of earn-out obligations incurred, in each case, thereunder), in each case as may be permitted pursuant to the terms of the this Agreement and the Other Documents and in each case, whether or not ultimately consummated,

(ix)                              (a) costs, fees, expenses and charges in connection with the Transactions, and (b) any expenses or other amounts deducted in respect of purchase accounting required or permitted by GAAP in connection with the Transactions and any Permitted Acquisitions,

(x)                                 any documented expenses for which a seller party in connection with the Acquisition or any Permitted Acquisition has indemnified any Loan Party,

(xi)                              any restructuring charges or reserves or non-recurring integration costs, including any one-time costs incurred in connection with the Acquisition or any Permitted Acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities, business optimization, severance, relocation costs, integration and facilities opening costs, transition costs and other restructuring costs, in each case, within twelve months following the date of the applicable transaction,

(xii)                           other unusual and non-recurring cash losses or expenses in an aggregate amount for this clause (xii) not to exceed $5,000,000 plus

(c)                                  (i) cost savings, operating improvements or synergies projected by Echo in good faith to be realized within ~~twelve~~eighteen (~~12~~18) months of the applicable closing date in connection with (a) the Acquisition, (b) Permitted Acquisitions, (c) Investments, (d) issuances of any Equity Interests, (e) recapitalizations or dispositions of property (calculated on a Pro Forma Basis), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating improvements or synergies are reasonably identifiable and quantifiable and reflected in each Compliance Certificate delivered to Agent for any period in which such cost savings are reflected in Consolidated EBITDA and (2) aggregate amounts added pursuant to clause (b)(xi) and clause (c)(i) shall be subject to an aggregate cap of 20% of Consolidated EBITDA (calculated before giving effect to such adjustments), (ii) to the extent the related loss is not added back in calculating Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss and (iii) tax credits on account of amortization of goodwill in connection with the Acquisition;

provided, however, with respect to the calculation of Consolidated EBITDA for all purposes under this Agreement, Pro Forma Effect will be given to (1) Permitted Acquisitions, (2) Investments, (3) issuances of any Equity Interests, and (4) recapitalizations or dispositions of property; and provided further that there shall be excluded (to the extent included in Consolidated Net Income), in determining Consolidated EBITDA for any period the income of any Subsidiary that is converted into an Unrestricted Subsidiary during such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean for Echo and its Restricted Subsidiaries for any period, the ratio of (a) (i) Consolidated EBITDA minus the sum of (ii) Non-Financed Capital Expenditures plus cash taxes paid or required to be paid to (b) the sum of all scheduled cash payments of principal and cash interest on Indebtedness plus cash dividends and cash distributions made in respect of Equity Interests pursuant to Section 7.7(g) and (j).

“Consolidated Interest Expense” shall mean with respect to any Person for any fiscal period, (a) interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date minus (b) cash interest income of such Person determined in accordance with GAAP for the relevant period ended on such date.

“Consolidated Net Income” shall mean, for any specified period, for Echo and its Restricted Subsidiaries on a consolidated basis, the net income (or net loss) of Echo and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of Echo and its Restricted Subsidiaries, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Secured Leverage Ratio” shall mean the ratio of (a) the result of (i) Funded Debt of Echo and its Restricted Subsidiaries which is secured by a Lien less (ii) the amount of unrestricted cash and Cash Equivalents of Echo and its Restricted Subsidiaries to (b) Consolidated EBITDA.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Contingent Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent

Obligation is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Controlled Group” shall mean, at any applicable time, Loan Parties and each of their respective Subsidiaries and all other corporations, trades or businesses (whether or not incorporated) and all other entities which, together with the Loan Parties and their respective Subsidiaries, are, or within the last six years were, treated as a “single employer” under Section 414 of the Code.

“Convertible Indebtedness” shall mean (a) all Indebtedness under the Convertible Notes (2020), (b) all Indebtedness under the Extended Convertible Notes (2020), and (c) any other Indebtedness of any Loan Party (which may be guaranteed by any other Loan Party) permitted to be incurred under this Agreement (including pursuant to any exchange offer or other transaction exchanging the Convertible Notes (2020), the Extended Convertible Notes (2020) (if any) or any other notes evidencing any Convertible Indebtedness) that (i) matures at least 91 days after the Termination Date, (ii) contains customary conversion rights for similar forms of Indebtedness as of the date of issuance in the reasonable determination of Borrowing Agent and (iii) is either (x) convertible into common stock of Echo (and cash in lieu of fractional shares) or (y) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Echo; provided, that any such Indebtedness issued in accordance with clause (b) of this definition shall not be convertible at the option of the issuer of such Indebtedness.

“Convertible Notes (2020)” shall mean Echo’s unsecured 2.5% Convertible Senior Notes due 2020 issued pursuant to that certain Indenture, dated May 5, 2015, between Echo and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated May 5, 2015, between Echo and the Trustee, in each case, as may be amended, restated, supplemented or other otherwise modified from time to time.

“Covenant Trigger Period” shall mean a period (a) commencing on the day that (i) a Specified Default occurs or (ii) Excess Availability is less than the greater of 10% of the Line Cap Amount and $~~17,500,000~~30,000,000 on any given Business Day and (b) continuing until (i) such Specified Default ~~no longer exists and~~is waived or cured, or (ii) a period of thirty (30) consecutive days has elapsed during which at all times Excess Availability is equal to or greater than the greater of 10% of the Line Cap Amount and $~~17,500,000~~30,000,000, as applicable.

“Covered Entity” shall mean (a) each Loan Party, each Loan Party’s Subsidiaries, all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Customer” shall mean and include the account debtor with respect to any Receivable, pursuant to which a Loan Party has delivered any Inventory or performed any services.

“Daily LIBOR Rate”  shall mean, for any day, the greater of (a) 0.0% and (b) the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Revolving Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowing Agent or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.5(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Designated Cash Management Liabilities” shall mean Cash Management Liabilities designated by Borrowing Agent and the respective Lender or Affiliate of a Lender providing such Cash Management Products and Liabilities (the “CM Provider”) in writing to Agent as “Designated Cash Management Liabilities”.  Borrowing Agent or CM Provider shall notify Agent of any Designated Cash Management Liabilities and the amount of such liabilities from time to time (as agreed to by the applicable Borrower and the CM Provider), and the amount of Designated Cash Management Liabilities shall not at any time exceed the amount set forth in such notice.  For the avoidance of doubt, Borrowing Agent and CM Provider may agree to designate Cash Management Liabilities as “Designated Cash Management Liabilities” at any time.

“Designated Secured Hedging Obligations” shall mean Secured Hedging Obligations designated by Borrowing Agent and the respective Lender or Affiliate of a Lender providing such Secured Hedging Agreement (the “Hedging Provider”) in writing to Agent as “Designated Secured Hedging Obligations”.  Borrowing Agent or Hedging Provider shall notify Agent of any Designated Secured Hedging Obligations and the amount of such liabilities from time to time (as agreed to by the applicable Borrower and the Hedging Provider), and the amount of Designated Secured Hedging Obligations shall not at any time exceed the amount set forth in such notice.  For the avoidance of doubt, Borrowing Agent and Hedging Provider may agree to designate Secured Hedging Obligations as “Designated Secured Hedging Obligations” at any time.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Term of this Agreement.  Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interest solely because the holders thereof have the right to require a Borrower or any of its Subsidiaries to repurchase such Equity Interest upon the occurrence of a “change of control” or an asset disposition shall not constitute Disqualified Equity Interest if the terms of such Equity Interest provide that such Borrower or such Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions unless the Obligations have been, or will concurrently be, Paid in Full.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Disregarded Person” shall mean any Domestic Subsidiary substantially all of the assets of which constitute the Equity Interests (or debt) of Foreign Subsidiaries.

“Domestic Rate Loan” shall mean Swing Loans and any other Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Dominion Period” shall mean each period (a) commencing on the day that (i) a Specified Default occurs, (ii) Excess Availability is less than the greater of ~~12.5~~10% of the Line Cap Amount and $~~20,000,000~~30,000,000 for five (5) consecutive Business Days or (iii) Excess Availability is less than the greater of ~~10~~8% of the Line Cap Amount and $~~17,500,000~~25,000,000 on any given Business Day and (b) continuing until (i) no Specified Default exists and (ii) a period of thirty (30) consecutive days has elapsed during which at all times Excess Availability is equal to or greater than the greater of ~~12.5~~10% of the Line Cap Amount and $~~20,000,000~~30,000,000.

“Drawing Date” shall have the meaning set forth in Section 2.13(b) hereof.

“Echo” shall have the meaning set forth in the preamble to this Agreement.

“Eligibility Date” shall mean, with respect to each Loan Party, each pledgor of Collateral and each Swap Obligation, the date on which this Agreement or any Other Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap Contract if this Agreement or any Other Document is then in effect with respect to such Loan Party or pledgor of Collateral, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Loan Party or pledgor of Collateral is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Accounts” shall mean and include with respect to the Borrowing Base Parties, each Receivable of such Borrowing Base Party arising in the Ordinary Course of Business and which has not been excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in its Permitted Discretion to address the results of any field exam performed by Agent including to reflect (i) changes after the Closing Date that could reasonably be expected to adversely affect Agent’s ability to realize upon the Receivables, (ii) changes after the Closing Date to reflect priority claims and liabilities that Agent determines will need to be satisfied in connection with the realization upon the Receivables, (iii) changes after the Closing Date to reflect events, conditions, contingencies or risks that differ materially from facts or events occurring and known to Agent on the Closing Date.  ~~For the avoidance of doubt, Eligible Accounts shall not include any Receivable that has been acquired pursuant to a Permitted Acquisition unless, to the extent required by Agent: (a) Agent has received all applicable field exams, appraisals and other analyses with respect to the assets of such Person which are contemplated to be included in the Borrowing Base Amount and (b) Agent has received all other documentation and information with respect to such Receivables as may be required by Agent in its Permitted Discretion.~~  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include any Receivable if:

(a)                                 it arises out of a sale made by a Borrowing Base Party to an Affiliate of any Borrowing Base Party or to a Person controlled by an Affiliate of a Borrowing Base Party;

(b)                                 it is more than sixty (60) days past due or more than one hundred twenty (120) days after its original invoice date;

(c)                                  it is owing by a Customer in respect of which fifty percent (50%) or more of the Receivables from such Customer and the Affiliates of such Customer are deemed not to be Eligible Accounts under clause (b) above;

(d)                                 any covenant, representation or warranty contained in this Agreement or any Other Document with respect to such Receivable has been breached;

(e)                                  the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, in each case, unless (i) such Account is supported by a letter of credit satisfactory to the Agent in its Permitted Discretion (as to form, substance and issuer or domestic confirming bank), that has been delivered to Agent and is directly drawable by Agent or (ii) such Customer has received debtor-in-possession financing sufficient as determined by Agent in its Permitted Discretion to finance its ongoing business activities;

(f)                                   the sale is to a Customer resident or organized outside the United States of America or Canada or any state or territory thereof or the amount due from such Customer is not payable in Dollars or, if agreed between Borrowing Agent and Agent, Canadian Dollars;

(g)                                  the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h)                                 Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay, provided, that Agent shall use commercially reasonable efforts to provide not less than five (5) Business Days’ notice to Borrowing Agent (unless an Event of Default exists);

(i)                                     the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless, if requested by Agent, the applicable Borrowing Base Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances; provided that Receivables in an aggregate amount not in excess of $2,500,000 shall not be excluded by operation of this clause;

(j)                                    it is owing by a Customer whose total obligations owing to all Borrowing Base Parties exceed 15% of the sum of all Eligible Accounts, to the extent of the obligations owing by such Customer in excess of such percentage;

(k)                                 the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim or the Customer is also a creditor or supplier of a Borrower (but, in each case, such Receivable shall only be ineligible to the extent of such offset, deduction, defense, counterclaim or amount);

(l)                                     any Borrowing Base Party has made any agreement with any Customer for any deduction therefrom (but only to the extent of the amount of any such deduction), except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(m)                             such Receivable is not payable to a Borrowing Base Party;

(n)                                 such Receivable is owed by a Customer that is a Sanctioned Person, or

(o)                                 such Receivable is not subject to Agent’s perfected, first priority security interest or is subject to any Lien, other than, in each case, a Permitted Collateral Encumbrance; provided, however, such Receivable shall only be deemed ineligible pursuant to this clause (o) to the extent of such Permitted Collateral Encumbrance.

Eligible Accounts shall include any Receivable that has been acquired pursuant to a Permitted Acquisition, so long as, to the extent required by Agent (a) Agent has received all applicable field exams, appraisals and other analyses with respect to the assets of such Person which are contemplated to be included in the Borrowing Base Amount and (b) Agent has received all other documentation and information with respect to such Receivables as may be reasonably required by Agent in its Permitted Discretion; provided that, prior to the date the items above are delivered to Agent (i) 80% of the Receivables acquired in connection with such Permitted Acquisition that would otherwise constitute Eligible Accounts shall be included in the Borrowing Base until the date that is the 90th day following the consummation of such Permitted Acquisition, (ii) 70% of the Receivables acquired in connection with such Permitted Acquisition that would otherwise constitute Eligible Accounts shall be included in the Borrowing Base on or after the 90th day, but until the date that is the 120th day following the consummation of such Permitted Acquisition, (iii) no such Receivables may be included in the Borrowing Base from and after the 120th day after the consummation of such Permitted Acquisition, and (iv) no more than 10% of Eligible Accounts for any period may be attributable to Receivables acquired in connection with Permitted Acquisition that are utilizing this proviso.

“Eligible Unbilled Accounts” shall mean and include with respect to the Borrowing Base Parties, each Unbilled Receivable of such Borrowing Base Party arising in the Ordinary Course of Business and that otherwise meets the eligibility criteria set forth above for “Eligible Accounts” provided that the Customer has not been billed, but the services giving rise to such Receivable have been completed and such Receivable has been unbilled from the date of performance for not more than thirty (30) days.

“Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation,  handling, or disposal of Hazardous Substances and the rules and regulations of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall “equipment” as defined in the Uniform Commercial Code.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); provided that none of the (a) Convertible Notes (2020), (b) Extended Convertible Notes (2020) (if any), (c) notes evidencing any Convertible Indebtedness or (d) Permitted Equity Swaps are “Equity Interests.”

“Equity Issuance” shall mean the issuance by Echo of Equity Interests of 5,750,000 shares of common stock of Echo pursuant to an underwriting agreement dated as of April 29, 2015, by and among Echo, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as managers of the several underwriters named therein.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in ARTICLE X hereof.

“Excess Availability” shall mean, at any time, an amount equal to (a) the lesser of the aggregate Revolving Commitments at such time and the Borrowing Base Amount at such time minus (b) the aggregate Revolving Exposure of all Lenders at such time.

“Excluded Accounts” shall mean (a) deposit accounts containing at any time less than $1,750,000 for each such account or $5,000,000 in the aggregate for all such accounts, (b) securities accounts containing at any time less than $5,000,000 for each such account or $10,000,000 in the aggregate for all such accounts, (c) accounts used solely for disbursements, (d) any deposit account or securities account utilized solely for cash collateral pursuant to Section 7.2(z) and (e) those accounts utilized solely for making payroll or employee benefit related payments, including, without limitation, for solely for segregating 401(k) contributions or contributions to an employee stock purchase plan or funding other employee health and benefit plans

“Excluded Assets” shall mean, collectively, with respect to the Loan Parties:

(a)                                 any lease, license, franchise, charter, authorization, contract, agreement or other asset to which any Loan Party is a party, and any of its rights or interest thereunder, and any other assets if and to the extent that a security interest therein (i) (A) is prohibited by or in violation of any law, rule or regulation applicable to such Loan Party or assets or (B) requires any governmental or third party consent that has not been obtained, (ii) in the case of any such lease, license, franchise, charter, authorization, contract, agreement or other asset, is prohibited by or in violation of a term, provision or condition of any such lease, license, franchise, charter, authorization, contract or agreement (other than with a Borrower or any affiliate thereof) (in each case of (i) and (ii) above, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code);

(b)                                 (i) any property or assets of any Foreign Subsidiary (including any equity interests held by such Foreign Subsidiary), or (ii) any property or assets that would result in material adverse tax consequences to any Loan Party as reasonably determined by Borrowing Agent;

(c)                                  (i) equity interests in excess of 65% of the outstanding voting capital stock of any Foreign Subsidiary or any Domestic Disregarded Person, and (ii) equity interests in joint ventures or any non-wholly owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents;

(d)                                 any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(e)                                  (i) any leasehold interest (including any ground lease interest) in real property, (ii) any fee interest in owned real property with a fair market value not in excess of an amount to be agreed and (iii) any fixtures affixed to any real property to the extent such real property does not constitute Collateral;

(f)                                   any Collateral that is perfected by “control” (other than in respect of (i) certificated pledged Collateral, (ii) instruments, promissory notes and other evidence of indebtedness, in each case, above an agreed threshold, (iii) other letters of credit and letter of credit rights that constitute supporting obligations in respect of other Collateral; and (iv) deposit accounts and securities accounts as required pursuant to Section 4.10(d) hereof);

(g)                                  motor vehicles, airplanes and any other assets subject to certificates of title, except to the extent perfection may be achieved by filing a UCC-1 financing statement;

(h)                                 commercial tort claims below a threshold to be agreed; and

(i)                                     those assets as to which the Agent and Borrowing Agent reasonably agree that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that all or a portion of the Obligations of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.

“Excluded Subsidiary” shall mean (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by Applicable Law existing on the Closing Date or by Applicable Law or by any contractual obligation (other than with a Borrower or any Affiliate thereof) existing at the time of acquisition thereof (and not in contemplation thereof) after the Closing Date for so long as such prohibition exists, in each case from guaranteeing the Obligations, (d) any Subsidiary which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, (e) any Foreign Subsidiary, (f) not for profit subsidiaries and (g) any Domestic Disregarded Person.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located or as a result of a present or former connection between any Borrower and the jurisdiction imposing such Tax, (c) in the case of a Foreign Lender, any withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, immediately before such Foreign Lender became a party hereto or designated a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.10(a), (d) any Taxes attributable to such recipient’s failure to comply with Section 3.10(e), and (e) any withholding Taxes imposed under FATCA.

“Existing Agent” shall have the meaning set forth in Section 8.1(c) hereof.

“Existing Agreement” shall mean that certain Credit Agreement, dated as of May 2, 2014, among Echo, the financial institutions party thereto, and PNC Bank, National Association as administrative and collateral agent, as amended, restated, replaced, modified or supplemented from time to time.

“Existing Bank of America Letters of Credit” shall mean the letters of credit issued by Bank of America for the account of Target listed on Schedule 1.1(C).

“Existing Letters of Credit” shall mean collectively the Existing Bank of America Letters of Credit and the Existing PNC Letters of Credit.

“Existing PNC Letters of Credit” shall mean the letters of credit issued by PNC for the account of Echo listed on Schedule 1.1(C).

“Extended Convertible Notes (2020)” shall mean any portion of the Convertible Notes (2020) that are extended (via an exchange or otherwise) for new unsecured convertible notes of Echo with structural features substantially similar to the Convertible Notes (2020), as reasonably determined by Echo and Agent and that have a maturity at least one year after the maturity date of the Convertible Notes (2020).

“Extended Revolving Commitment” shall have the meaning set forth in Section 2.24(f) hereof.

“Extending Lender” shall have the meaning set forth in Section 2.24(f) hereof.

“Extension” shall have the meaning set forth in Section 2.24(f) hereof.

“Facility Fee” shall mean (i) prior to the Second Amendment Closing Date, effective on the first day of each calendar quarter, a rate per annum equal to (x) 0.375% if average Excess Availability for the prior calendar quarter was equal to or greater than 50% of the Maximum Revolving Advance Amount, and (y) 0.25% if average Excess Availability for the prior calendar quarter was less than 50% of the Maximum Revolving Advance Amount and (ii) on and after the Second Amendment Closing Date, a rate per annum equal to 0.25%.

“Facility Fee Letter”  shall mean (i) prior to the Second Amendment Closing Date, the Fee Letter, dated as of April 20, 2015, among Echo, Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC, PNC, Credit Suisse AG and Credit Suisse Securities (USA) LLC and (ii) on and after the Second Amendment Closing Date, the Engagement and Fee Letter, dated as of September 4, 2018, by and among PNC, PNC Capital Markets LLC and Echo.

“FATCA” shall mean Sections 1471 through 1474 of the Code, any final, current, or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with either the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Federal Funds Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (a “Federal Funds Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrowers, effective on the date of any such change.

“Fee Letters” shall mean the Administrative Agent Fee Letter and the Facility Fee Letter.

“Field Exam Period” shall mean a period (a) commencing on the day that (i) a Specified Default occurs or (ii) Excess Availability is less than the greater of ~~15~~12.5% of the Line Cap Amount and $~~25,000,000~~35,000,000 on any given Business Day and (b) continuing until (i) no Specified Default exists and (ii) a period of thirty (30) consecutive days has elapsed during which at all times Excess Availability is equal to or greater than the greater of ~~15~~12.5% of the Line Cap Amount and $~~25,000,000~~35,000,000.

“Fixed Agent Charges” means (a) regular interest (excluding interest at the Default Rate) on Revolving Advances and Swing Loans, (b) Letter of Credit Fees, (c) Facility Fees and (d) annual administrative agency fees of the Agent.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not organized or incorporated under the laws of the United States or any State or territory thereof.

“Freight Carrier” shall mean a motor transport, rail or other carrier that provides transportation of property under contracts with shippers and receivers and/or brokers of general commodities.

“Freight Carrier Document” shall mean any agreement, instrument or other document pursuant to which a Freight Carrier agrees to provide transportation of property on behalf of any other Person.

“Freight Payable” shall mean any and all freight or other charges payable to a Freight Carrier in respect of transportation services provided by such Freight Carrier pursuant to a Freight Carrier Document or otherwise.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from the date of its creation, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including all Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Echo and its Restricted Subsidiaries, the Revolving Advances, Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit, and, without duplication, Indebtedness consisting of Contingent Obligations in respect of (a) Funded Debt of other Persons, (b) in respect of letters of credit and (c) any Indebtedness permitted to be incurred by a Foreign Subsidiary.

“Funding Account” shall mean a deposit account established at PNC for the purpose of receiving proceeds of Revolving Advances, or such other deposit account as Borrowing Agent may designate following notification to Agent.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean any Person who may on the Closing Date or hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” shall mean collectively all such Persons.

“Guarantor Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, executed by the Guarantors in favor of Agent, and any other security agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations of Borrowers executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, or toxic substances as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section s 1801, et seq.), RCRA, or any other applicable Environmental Law.

“Hedge Bank” means any Person that, at the time an applicable Swap Contract was entered into (or in the case of Swap Contracts entered into prior to the Closing Date, as of the Closing Date) with a Loan Party, is a Lender, Agent, or an Affiliate or branch of a Lender or Agent.

“Holdout Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Immaterial Subsidiary” shall mean, as of any date, any Restricted Subsidiary of a Borrower (other than any Guarantor) (a) whose total assets at the last day of the of the most recent fiscal period for which financial statements are required to be delivered pursuant to Section 9.7 or 9.8 were equal to or less than five percent (5%) of the Consolidated Total Assets of Echo and its Restricted Subsidiaries at such date; provided that total assets of all Immaterial Subsidiaries on any date shall not exceed five percent (5%) of Consolidated Total Assets of Echo and its Restricted Subsidiaries at such date and (b) that does not contribute Consolidated EBITDA in excess of five percent (5%) of the Consolidated EBITDA of Echo and its Restricted Subsidiaries, in each case, for the most recently ended twelve (12) month period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 9.7 or 9.8; provided that, Consolidated EBITDA (as so determined) of all Immaterial Subsidiaries on any date shall not exceed five percent (5%) of Consolidated EBITDA of Echo and its Restricted Subsidiaries for the relevant period.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (but excluding (1) obligations to trade creditors and accrued expenses incurred in the Ordinary Course of Business and (2) “earn-out” obligations or other contingent consideration liabilities arising in connection with Permitted Acquisitions until the amounts are due and payable), (b) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided that if such indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as “Indebtedness” shall not exceed the fair market value of such property or assets, (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all Capitalized Lease Obligations of such Person, (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bankers’ acceptances and surety bonds, (g) all obligations of such Person under all Swap Obligations; provided, the amount of any such obligations shall be deemed to be the aggregate net Termination Value, (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and the present value of all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing, (i) all Disqualified Equity Interests, (j) all Contingent Obligations of such Person in respect of obligations of another Person of the kind referred to in clauses (a) through (i) of this definition, and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, in each case, as determined in accordance with GAAP.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insolvency Event”  shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b); provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intercompany Subordination Agreement” shall mean a subordination agreement executed by each Guarantor, each Borrower and each hereafter Restricted Subsidiary acquired by any Borrower or any Guarantor, pursuant to which all of the intercompany Indebtedness owing by a Loan Party to a Restricted Subsidiary are subordinated in right of payment to the Obligations, in form and substance acceptable to Agent.

“Intercreditor Agreements” shall mean any intercreditor agreement entered into by Agent and any holder of Permitted Split Lien Indebtedness, which shall be in form and substance reasonably satisfactory to Agent, it being acknowledged and agreed that split lien collateral arrangements are a common and accepted structure for asset based loans and there is substantial market precedents for negotiating a reasonably satisfactory intercreditor in connection therewith.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Inventory” shall mean “inventory” as defined in the Uniform Commercial Code.

“Investment” shall have the meaning set forth in Section 7.4 hereof.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement, (ii) Bank of America in its capacity as the issuer of certain Existing Bank of America Letters of Credit and (iii) any Lender or Affiliate of a Lender who Borrowing Agent designates (with the consent of such Person and Agent) as an issuer of Letters of Credit pursuant to the terms hereof.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Legal Entity Customer” shall have the meaning specified in the Beneficial Ownership Regulation.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which, in accordance with the terms of this

Agreement, becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Secured Hedging Obligations and any Cash Management Liabilities) is owed.

“Letter of Credit Application” shall have the meaning set forth in Section 2.11(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.13(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Sublimit” shall mean $~~25,000,000~~35,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.10 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the greater of (x) 0.00% and (y) the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 2:00 p.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing.

“Line Cap Amount” shall mean, as of any date of determination, the lesser of (a) the Maximum Revolving Advance Amount and (b) the Borrowing Base Amount.

“Loan Parties” shall mean Borrowers and the Guarantors and “Loan Party” shall mean any of them.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, financial condition, operations or properties of Echo and its Subsidiaries, taken as a whole, after giving effect to the Transactions, (b) the ability of any Borrower or the other Loan Parties to perform their payment obligations under this Agreement or the Other Documents when due, or (c) the validity or enforceability of this Agreement or the Other Documents or the rights and remedies of Agent and the Lenders under any this Agreement or the Other Documents.

“Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

“Maximum Revolving Advance Amount” shall mean (i) at all times prior to the Second Amendment Closing Date, $200,000,000 and (ii) thereafter, $350,000,000, as such amount may be decreased pursuant to Section 2.21(a) or increased pursuant to Section 2.24.

“Maximum Swing Loan Advance Amount” shall be, at any time, equal to ten percent (10%) of the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which any Loan Party or any member of the Controlled Group is or, within the last six years was, required to contribute or with respect to which any Loan Party or any member of the Controlled Group has or could reasonably be expected to have any liability.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean, for any Person with respect to a sale or other disposition of assets, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by such Person pursuant to such disposition, net of (i) the costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees); (ii) taxes paid or reasonably estimated by such Person to be payable as a result thereof; (iii) withholding or other tax required to be paid on any distribution by such Person (other than a Loan Party) to any Loan Party or any of its Subsidiaries; (iv) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Encumbrance having priority over the Liens of Agent under and in accordance with the Other Documents on the asset subject to such disposition (other than the Obligations); (v) the direct costs relating to or attributable to the relocation of assets; and (vi) any amount required to be provided by such Person, as a reserve, in accordance with GAAP against any liabilities attributable to such disposition including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such sale or disposition; provided, however, that the amount of any such reserve, at the time that such reserve is no longer required in accordance with GAAP and to the extent that such amount is not actually applied to the liability for which it was reserved, shall be deemed to be part of the Net Cash Proceeds of such disposition.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Financed Capital Expenditures” shall mean, as to Echo and its Restricted Subsidiaries, without duplication, the sum of all Capital Expenditures that are not financed with the proceeds of Indebtedness (other than permitted purchase money Indebtedness).

“Non-Qualifying Party” shall mean any Loan Party or pledgor of Collateral that fails for any reason to qualify as an Eligible Contract Participant.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any arising after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding) arising under (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Secured Hedging Obligations and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Optional Prepayments” shall have the meaning set forth in Section 7.15 hereof.

“Order” shall have the meaning set forth in Section 2.19 hereof.

“Ordinary Course of Business” shall mean the ordinary course of business of Echo and its Restricted Subsidiaries.

“Other Connection Taxes” shall mean, with respect to Agent, any Lender or any other recipient of any payment made by or on account of any Obligations, Taxes imposed as a result of a present or former connection between Agent, such Lender or such other recipient and the jurisdiction imposing such Tax other than any connection arising from Agent, such Lender or such other recipient having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Other Document or sold or assigned an interest in any Commitment Percentage.

“Other Documents” shall mean the Revolving Credit Notes, the Fee Letters, the Guaranty, the Guarantor Security Agreement, any Intercreditor Agreement, any Subordination Agreement, any agreements or documents executed and delivered in connection with Letters of Credit and cash collateral required under this Agreement, and all other agreements, instruments, and documents executed and delivered to, or in favor of, Agent or any Lenders securing any Obligation and including all other pledges, powers of attorney, consents and assignments, but specifically excluding any other agreements, instruments, and documents related to Swap Contracts and Cash Management Products and Services.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender under Section 16.3.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Paid in Full” shall mean (a) the Revolving ~~Loans~~Advances and Swing Loans have been repaid in full in cash, (b) all other Obligations under this Agreement and the Other Documents have been completely discharged or paid (other than contingent indemnification obligations for which no claim has been asserted) and (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with the terms hereof and all Designated Cash Management Liabilities and Designated Secured Hedging Obligations have been terminated or cash collateralized if required by the terms thereof.

“Participant” shall have the meaning set forth in Section 16.3(b) hereof.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.13(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender to buy a participation equal to its Commitment Percentage (subject to any reallocation pursuant to Section 2.23(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.24(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.17 hereof.

“Payment Conditions” shall mean, with respect to any applicable incurrence of Indebtedness, Permitted Acquisition, Investment, disposition, payment of any dividend or distribution, or repayment of Indebtedness, that (a) no Default or Event of Default shall have occurred and be continuing both immediately before and after giving effect to such transaction, (b) either (i) both (A) average Excess Availability for the thirty (30) consecutive days immediately prior to the proposed transaction and Excess Availability on the date of the proposed transaction (calculated on a Pro Forma Basis to include the borrowing of any Revolving Advances or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of ~~15~~12.5% of the Line Cap Amount and $~~25,000,000~~35,000,000 and (B) the pro forma Fixed Charge Coverage Ratio is at least 1.00:1.00 or (ii) average Excess Availability for the thirty (30) consecutive days immediately prior to the proposed transaction and Excess Availability on the date of the proposed transaction (calculated on a Pro Forma Basis to include the borrowing of any Revolving Advances or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of ~~20~~17.5% of the Line Cap Amount and $~~42,500,000~~55,000,000 and (c) if the proceeds of any such Indebtedness incurred, the proceeds from any disposition, the Permitted Acquisition Consideration for any Permitted Acquisition, the amount of any Investment, or the aggregate amount of the dividend, distribution or repayment, as applicable, for which the Payment Conditions are being tested, is greater than $5,000,000, Borrowing Agent shall have delivered a customary officer’s certificate to Agent certifying as to compliance with the requirements of clauses (a) and (b).

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412, 430 or 436 of the Code or Section 302 or 303 of ERISA and either (i) is, or within the last six years was, maintained or to which contributions are or were required to be made by a Loan Party or any member of the Controlled Group; or (ii) any Loan Party or any member of the Controlled Group has or reasonably could be expected to have any liability.

“Permitted Acquisition” shall mean any acquisition by Echo or any Restricted Subsidiary of all or substantially all of the assets, business or a line of business, or at least a majority of the outstanding Equity Interests which have the ordinary voting power for the election of directors of the board of directors (or equivalent governing body) (whether through purchase, merger or otherwise), of any other Person (collectively, the “Target”) if each such acquisition meets all of the following requirements:

(i)            the ~~Person or business~~Target to be acquired shall be in a line of business that is the same or substantially similar to the business of Echo and its Restricted Subsidiaries or a line of business similar, reasonably related, incidental, ancillary or complementary thereto;

(ii)           such acquisition shall have been approved by the board of directors or other governing body or controlling Person of the ~~Person from whom such Equity Interests or assets, business or line of business are proposed to be acquired~~Target; and

(iii)          the Payment Conditions shall have been satisfied.

“Permitted Acquisition Consideration” shall mean the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by a Borrower or any of their Subsidiaries in connection with such Permitted Acquisition (excluding payments of fees and costs and expenses in connection therewith and all contingent cash purchase price, earn-out and other similar contingent obligations of any Borrower and such Borrower’s Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Borrowing Agent at the time of the consummation of the Acquisition)), (b) the aggregate principal amount of all Indebtedness assumed, incurred, acquired, refinanced and/or issued in connection with such Permitted Acquisition, including without limitation any seller notes (or other similar obligations) to the extent permitted by Section 7.8 and (c) the fair market value of all other consideration (other than Equity Interest other than Disqualified Equity Interests) payable in connection with such Permitted Acquisition.

“Permitted Collateral Encumbrances” shall mean, with respect to any specified Collateral, any Permitted Encumbrances on such Collateral junior to that of Agent or any other Permitted Encumbrances on such Collateral that may be senior to that of Agent by operation of Applicable Law that is being Properly Contested.

“Permitted Discretion” shall mean a determination made by Agent in good faith in the exercise of its reasonable business judgment based on how an asset based lender with similar rights providing secured credit facilities of the type set forth herein would act, in the circumstances then applicable to Borrowers at the time with the information then available to Agent.

“Permitted Encumbrance” shall mean any Lien permitted to exist pursuant to Section 7.2.

“Permitted Equity Swap” shall mean (a) any Swap Contract or hedging arrangement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which Echo acquires an option requiring the counterparty thereto to deliver to Echo shares of common stock of Echo, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Contract pursuant to which Echo issues to the counterparty thereto warrants to acquire common stock of Echo (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by Echo in connection with Echo’s obligations under Convertible Indebtedness; provided that the terms, conditions and covenants of each such Swap Contract or hedging arrangement shall be such as are customary for Swap Contracts or hedging arrangements of such type (as determined by the Board of Directors of Echo in good faith).

“Permitted Split Lien Indebtedness” shall mean secured term Indebtedness permitted to be incurred under this Agreement that (a) is secured by (i) Term Loan Priority Collateral, which Lien may be senior or junior to that of the Agent’s Lien on such assets and (ii) ABL Priority Collateral, which Lien shall be junior to that of the Agent’s Lien on such assets, (b) is subject to an

Intercreditor Agreement and (c) shall otherwise contain such other terms and conditions that reflect market terms and conditions when taken as a whole on the date such Indebtedness is incurred (as determined by Agent and Borrowing Agent in good faith); provided that at the time of incurrence of such Indebtedness, the Loan Parties grant a Lien to the Agent, for the ratable benefit of itself and the Lenders, on the Term Loan Priority Collateral to secure the Obligations.

“Permitted Subordinated Debt” shall mean, collectively, unsecured Indebtedness which is on terms satisfactory to Agent, in its Permitted Discretion, in all respects and subordinated in right of payment to the Obligations pursuant to a written subordination agreement satisfactory to Agent, in its Permitted Discretion, in all respects.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained by any Loan Party or member of the Controlled Group, or any such Plan to which any Loan Party or member of the Controlled Group is required to contribute which is a Pension Benefit Plan or a welfare benefit plan (as defined in Section 3(1) of ERISA) which provides self-insured benefits.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to any determination for any period and any transaction, that such determination shall be made by giving Pro Forma Effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to Agent in connection herewith (which shall be prepared by Borrowing Agent in good faith) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period).

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable of any Person that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness, Lien or Taxes, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; and (iii) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal under the caption “London Interbank Offered Rates” for Dollar deposits with a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Loan Party and pledgor of Collateral that (a) has total assets exceeding $10,000,000 on the Eligibility Date, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A(v)(II) of the CEA.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended.

“Real Property” shall mean all real property owned or leased by any Borrower or any Guarantor.

“Receivables” shall mean “accounts” as defined in the Uniform Commercial Code.

“Refinancing Indebtedness” means Indebtedness incurred to refund, refinance, replace, renew, extend or defease any Indebtedness or any Indebtedness issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, in an amount not to exceed the principal amount of such Indebtedness and all accrued interest thereon plus additional Indebtedness incurred to pay premiums, defeasance costs and fees in connection therewith prior to its respective maturity (including, any fees, costs or other payments in connection with a conversion (including pursuant to any put transaction), exchange, refinancing or extension of Convertible Indebtedness, or early unwind or settlement of, or any other exercise of rights or performance of obligations under any Permitted Equity Swap in connection therewith); provided, however, that such Refinancing Indebtedness (i) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased and (ii) has a maturity date which is not earlier than the maturity date of the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.13(b) hereof.

“Related Person” means (i) any controlling person or controlled affiliate of such person, (ii) the respective directors, officers, or employees of such person or any of its controlling persons or any of its controlled affiliates, and (iii) the respective agents, advisors and representatives of such person, in the case of this clause (iii), acting at the instructions of such person.

“Replacement Lender” shall have the meaning set forth in Section 3.11 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder for which the thirty (30) day notice period has not been waived.

“Required Lenders” shall mean at least two unaffiliated Lenders (not including Swing Loan Lender (in its capacity as Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate Commitment Percentages of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) unaffiliated Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reserve Trigger Period” shall mean any period (a) commencing on the day that (i) a Specified Default occurs, (ii) Excess Availability is less than the greater of 27.5% of the Line Cap Amount and $~~55,000,000~~87,500,000 for a period of five (5) consecutive Business Days, or (iii) Excess Availability is less than the greater of 25.0% of the Line Cap Amount and $~~50,000,000~~80,000,000 on any given Business Day and (b) continuing until (i) such Specified Default no longer exists and (ii) a period of thirty (30) consecutive days has elapsed during which at all times Excess Availability is equal to or greater than the greater of 27.5% of the Line Cap Amount and $~~55,000,000~~87,500,000.

“Reserves” shall mean reserves against the Borrowing Base Amount, including, without limitation, (a) the reserves established to reflect dilution with respect to the Receivables (based on the ratio of the aggregate amount of reductions in Accounts for the trailing twelve month period ending on such date of determination, to the aggregate dollar amount of the sales of Borrowers for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five percent (5%) and (b) such additional other reserves as Agent may establish from time to time in its Permitted Discretion, including, without limitation, with respect to any Designated Cash Management Liabilities and/or Designated Secured Hedging Obligations, provided, however that Agent may only establish a reserve with respect to any Designated Cash Management Liabilities or Designated Secured Hedging Obligations during a Reserve Trigger Period. Notwithstanding anything contained in this Agreement to the contrary, Agent may establish or change Reserves, in the exercise of its Permitted Discretion, but only upon not less than five (5) Business Days’ notice to Borrowing Agent (unless an Event of Default exists in which case prior notice shall not be required prior to the establishment or change in any Reserve). Agent will be available during such period to discuss any such proposed Reserve (or change thereto) with Borrowing Agent and, without limiting the right of Agent to establish or change such Reserves in Agent’s Permitted Discretion, Borrowers may take such action as it may elect so that the event, condition or matter that gave rise to such Reserve no longer exists, in which event Agent shall reduce or remove such Reserve in a manner that it determines appropriate in the exercise of its Permitted Discretion. The amount of Reserve established by Agent shall have a reasonable relationship as determined by Agent in its Permitted Discretion to the event, condition or other matter that is the basis for the Reserve and shall relate to the Eligible Accounts or Eligible Unbilled Account. Notwithstanding anything contained in this Agreement to the contrary, the establishment or increase of any Reserves shall be limited to such Reserves as Agent determines, in its Permitted Discretion, are appropriate, including, but not limited to, to reflect (i) changes after the Closing Date that could reasonably be expected to adversely affect Agent’s ability to realize upon the Receivables, (ii) changes after the Closing Date to reflect priority claims and liabilities that Agent determines will need to be satisfied in connection with the realization upon the Receivables, (iii) changes after the Closing Date to reflect events, conditions, contingencies or risks that differ materially from facts or events occurring and known to Agent on the Closing Date, and (iv) changes after the Closing Date to reflect any concentration of risk with respect to a Borrower’s Receivables or any other factors in respect of the credit risk of lending to a Borrower. Notwithstanding anything contained in this Agreement to the contrary, Reserves for Cash Management Products and Services and Swap Contracts shall not exceed the amount of Designated Cash Management Liabilities or the Designated Secured Hedging Obligations in accordance with the definitions hereof.

“Responsible Officer” shall mean, with respect to any Loan Party, the chief executive officer, the chief financial officer, president, chief operating officer and the controller thereof, in each case, to the extent any such Person has delivered to Agent an incumbency certificate reasonably acceptable to Agent.

“Restricted Subsidiary” shall mean any a Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Advances” shall mean any Advances, including Out-of-Formula Loans and Protective Advances, made under this Agreement, other than Letters of Credit and Swing Loans.

“Revolving Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Revolving Advances and to acquire participations in Letters of Credit and Swing Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section

2.21, (b) reduced or increased from time to time pursuant to assignments by or to such Lender in accordance with Section 16.3 and (c) increased from time to time pursuant to Section 2.24.  The initial amount of each Lender’s Revolving Commitment is set forth in the Commitment Schedule, or in the Commitment Transfer Supplement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  ~~The initial~~As of the Second Amendment Closing Date, the aggregate amount of the Lenders’ Revolving Commitments is $~~200,000,000~~350,000,000.

“Revolving Credit Notes” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Exposure” shall mean with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Advances, an amount equal to its Commitment Percentage of the Maximum Undrawn Amount of all outstanding Letters of Credit and an amount equal to its Commitment Percentage of the aggregate principal amount of Swing Loans outstanding at such date.

“Revolving Increase” shall have the meaning set forth in Section 2.24(a)(i) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus the Applicable Margin with respect to Domestic Rate Loans and (b) the sum of the LIBOR Rate plus the Applicable Margin with respect to LIBOR Rate Loans.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” means that certain Amendment No. 2 to Revolving Credit and Security Agreement, dated as of the Second Amendment Closing Date, by and among the Credit Parties, the Lenders party thereto and the Agent.

“Second Amendment Closing Date” means October 23, 2018.

“Secured Hedge Agreement” means any Swap Contract that, at the time such Swap Contract was entered into, is entered into by and between any Loan Party and any Hedge Bank and was permitted under Section 7.17.

“Secured Hedging Obligations” means the obligations of any Loan Party arising under any Secured Hedge Agreement.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of any Lender to whom any Secured Hedging Obligations or Cash

Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Settlement” shall have the meaning set forth in Section 2.5(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.5(d) hereof.

“Solvency Certificate” shall have the meaning set forth in Section 8.1(i) hereof.

“Specified Acquisition Representations” shall mean such of the representations and warranties with respect to ~~the Target~~Command and its subsidiaries made in the Acquisition Agreement to the extent a breach of such representations and warranties is material to the interests of the Lenders, but only to the extent that such breach gives Echo (or an affiliate) the right (taking into account any applicable cure provisions) to terminate its obligations under (or decline to consummate the Acquisition under) the Acquisition Agreement.

“Specified Representations” shall mean the representations and warranties of the Loan Parties set forth in this Agreement and the Other Documents relating to the Loan Parties’ organizational existence, organizational power and authority (only as to execution, delivery and performance of this Agreement and the Other Documents), the due authorization, execution, delivery and performance by the Loan Parties, and enforceability, of this Agreement and the Other Documents, solvency on a consolidated basis as of the Closing Date consistent with the Solvency Certificate, no conflicts of this Agreement and the Other Documents with the organizational documents of the Loan Parties, compliance of the Transactions with Federal Reserve margin regulations, compliance with Anti-Terrorism Laws and the Investment Company Act and, subject to Permitted Encumbrances the creation, validity and perfection of security interests with respect to the Collateral on the Closing Date.

“Specified Default” shall mean any Event of Default arising under Section 10.1, 10.3 (solely in respect of the failure to deliver a Borrowing Base Certificate or Compliance Certificate), or 10.5 (but solely to the extent as a consequence of a breach of Section 4.10(d)), or Section 10.7 of this Agreement.

“Springing Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

“Subordination Agreements” shall mean (a) the Intercompany Subordination Agreement and (b) any other subordination agreement entered into by, or in favor of Agent, with respect to any other Permitted Subordinated Debt or any subordination provision of any document or agreement giving rise to any Indebtedness of a Borrower or a Guarantor permitted under the terms of this Agreement.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Supermajority Required Lenders” shall mean at least two unaffiliated Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than sixty six and two-thirds percent (66-2/3%) of either (a) the aggregate Commitment Percentages of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Supermajority Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Swap Contract” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower or any of their respective Subsidiaries shall be a “swap agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the CEA.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall have the meaning set forth in Section 2.3(a) hereof.

“Swing Loans” shall have the meaning set forth in Section 2.3(a) hereof.

~~“Target” shall have the meaning set forth in the preamble to this Agreement.~~

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Date” shall mean the date on which (a) all obligations have been Paid in Full, and (b) no Borrower shall have any further right to borrow any monies under this Agreement.

“Termination Event” shall mean (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of a Loan Party or any member of the Controlled Group from a Pension Benefit Plan that is a Multiple Employer Plan or a Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or a Multiemployer Plan; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or a Multiemployer Plan or that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (vi) the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (vii) the partial or complete withdrawal within the meaning of Sections 4203 or 4205 of ERISA, of a Loan Party or any member of the Controlled Group from a Multiemployer Plan that could reasonably be expected to result in any liability to any Loan Party; (viii) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (ix) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Termination Value” shall mean, on any date in respect of any Swap Obligation, or other swap or hedging agreement or obligation, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Obligation, other swap or hedging agreement, (a) if such Swap Obligation or other swap or hedging agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Swap Obligation, or other swap or hedging agreement, and (b) if such Swap Obligation or other swap or hedging agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Swap Obligation or other swap or hedging agreement.

“Term Loan Priority Collateral” shall mean and include, all right, title and interest of, in each case with respect to any Borrower or any Guarantor granting a Lien on such assets in favor of Agent, all of such Borrower’s or such Guarantor’s assets, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located, consisting of all assets other than ABL Priority Collateral and Excluded Assets, and may, at any time during the effectiveness of an Intercreditor Agreement with respect to any Permitted Split Lien Indebtedness, have the meaning given to such term in such Intercreditor Agreement.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“UCP” shall have the meaning set forth in Section 2.11(b) hereof.

“Unbilled Receivable” shall mean a Receivable for which an invoice has not been rendered to the applicable Customer.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unrestricted Subsidiary” shall mean any Subsidiary of a Borrower that is designated by Borrowing Agent as an Unrestricted Subsidiary hereunder by written notice to Agent in accordance with the provisions of Section 6.12.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Website Posting” shall have the meaning set forth in Section 16.6 hereof.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3                               Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4                               Certain Calculations. For purposes of determining any Covenant Trigger Period, Dominion Period, or Field Exam Period, or for purposes of determining whether the Payment Conditions have been met, (a) to the extent the aggregate Revolving Commitments are increased in accordance with Section 2.24, the dollar thresholds contained in those definitions shall automatically, and without the requirement of any amendment, be deemed to have increased proportionately with any such Revolving Increase or (b) to the extent the aggregate Revolving Commitments are decreased in accordance with this Agreement, the dollar thresholds contained in those definitions shall automatically, and without the requirement of any amendment, be deemed to have decreased proportionately with any such decrease; provided that in no event shall any such dollar threshold be reduced below $5,000,000.

1.5                               Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise specified, all references to this Agreement or any Other Documents shall include any and all modifications or amendments hereto and thereto and any and all extensions or renewals thereof. Unless otherwise specified, all references to any instruments, document or agreements (other than this Agreement or any Other Document) in this Agreement or any Other Document shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent such modifications, amendments, extensions or renewals are permitted under the terms of this Agreement and any applicable intercreditor or subordination agreement. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.6                               Successor LIBOR Rate Index.

(a)                                 If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over the Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent shall (in consultation with the Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(b)                                 The Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 16.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the seventh (7th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such seventh (7th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)                                  Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-

current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from the LIBOR Rate to the replacement index and (B) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d)                                 Until an amendment reflecting a new replacement index in accordance with this Section 1.6 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)                                  Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE II.

ADVANCES, PAYMENTS.

2.1                               Revolving Advances.

(a)                                 Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate outstanding amount of all Revolving Advances and Swing Loans or (y) an amount equal to the sum of:

(i)                                     85% of Eligible Accounts, plus

(ii)                                  85% of the amount of Eligible Unbilled Accounts of the Loan Parties; provided, that this clause (ii) shall not exceed ~~25~~40% of the amount calculated under clause (i) above, minus

(iii)                               that portion of the Reserves, if any, as Agent may from time to time allocate against the sum of clauses (i) and (ii) above in its Permitted Discretion.

The amount derived from (x) the sum of Sections 2.1(a)(y)(i) and (ii) minus (y) Section 2.1(a)(y)(iii) at any time and from time to time shall be referred to as the “Borrowing Base Amount”. Any Lender may request a promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a), and Borrowing Agent shall, upon such request, promptly deliver such Revolving Credit Note. Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the

Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base Amount.

(b)                                 Reserves. Each Borrower acknowledges that increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent.

2.2                               Procedure for Revolving Advance Borrowings.

(a)                                 Borrowing Agent may notify Agent prior to 1:30 p.m. on a Business Day of Borrowers’ request to incur, on that day, a Revolving Advance hereunder. Should (i) any Fixed Agent Charges become due, and (ii) any other fees or charges under this Agreement or any other agreement with Agent or Lenders, or any other Obligations, become due upon not less than five (5) Business Days’ notice to Borrowing Agent (and Borrowing Agent has not objected in writing within three (3) Business Days to such charges), in each case, such charges shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)                                 In the event Borrowers desire to obtain a LIBOR Rate Loan or a Domestic Rate Loan for any Revolving Advance, Borrowing Agent shall give Agent written notice by no later than 1:30 p.m. (which may, in Agent’s sole discretion, be extended with respect to Swing Loans) (i) on the day which is two (2) Business Days prior to the proposed borrowing date with respect to the making of LIBOR Rate Loans for any Revolving Advance or (ii) on the same Business Day of the proposed borrowing date with respect to the making of Domestic Rate Loans for any Revolving Advance, specifying (A) the date of the proposed borrowing (which shall be a Business Day), (B) the type of borrowing and the amount of such Revolving Advance to be borrowed, which amount with respect to LIBOR Rate Loans, shall be in an aggregate principal amount that is not less than $1,000,000 and integral multiples of $250,000 in excess thereof, and (C) with respect to LIBOR Rate Loans, the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two, three or six months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. At the election of Required Lenders, no LIBOR Rate Loan shall be made available to Borrowers during the continuance of an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than ten (10) LIBOR Rate Loans, in the aggregate.

(c)                                  Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(C) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:30 p.m. on the day which is two (2) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(d) below.

(d)                                 Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan not made on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan shall be subject to Section 2.2(f). If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:30 p.m. (i) on the day which is two (2) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)                                  At its option and upon written notice given prior to 1:30 p.m. at least two (2) Business Days’ prior to the date of such prepayment, Borrowers may prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)                                   Borrowers shall indemnify (subject to the limitations set forth in Section 16.5) Agent and Lenders and hold Agent and Lenders harmless from and against any and all actual losses (other than loss of anticipated profits) and reasonable out-of-pocket expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment (including pursuant to Section 2.24(b)), conversion of or any default by Borrowers in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g)                                  Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR

Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any actual losses (other than loss of anticipated profits) or reasonable out-of-pocket expenses sustained or incurred by Lenders in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3                               Swing Loans.

(a)                                 Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree, Swing Loan Lender may, at its election and option made in its sole discretion, cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.3 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender or Borrowers), repay and reborrow (at the option and election of Swing Loan Lender or Borrowers) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.3 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.3(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)                                 Upon either (i) any request by Borrowing Agent for a Revolving Advance which is a Domestic Rate Loan made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowing Agent as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)                                  Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its ~~Revolving~~ Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.5(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment ~~Amount~~ minus its Participation Commitment (taking into account any reallocations under Section 2.23) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.4                               Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Section 2.2(b), 2.3(b), 2.5 or 2.13 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(b), 2.3(b), 2.5 or 2.13 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.3) hereof, be made available to Borrowing Agent on the day so requested by way of credit to the Funding Account, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.5                               Making and Settlement of Advances.

(a)                                 Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders holding the Revolving Commitments. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)                                 Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.3, Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof.  Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.5(c) hereof.

(c)                                  Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable ~~Revolving~~ Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.5(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its applicable ~~Revolving~~ Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by a Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans.  If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent.  A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)                                 Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”).  Subject to any contrary provisions of Section 2.23, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s ~~Revolving~~ Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day.  Settlements may occur at any time notwithstanding that the conditions precedent to making

Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time.  All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans.  If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.5(c).

(e)                                  If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law and in accordance with Section 16.3(b), that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.6                               Maximum Advances.  The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (b) the Borrowing Base Amount.

2.7                               Manner and Repayment of Advances.

(a)                                 The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term.  Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement pursuant to Section 11.1 or (y) the Termination Date.  Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.23).

(b)                                 Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent.  Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”).  Agent is not required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid.

(c)                                  All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:30 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)                                 Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, set-off or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:30 p.m., in Dollars and in immediately available funds.

2.8                               Repayment of Excess Advances.  Except as permitted by Agent pursuant to Section 16.2, the aggregate balance of Revolving Advances and Swing Loans  outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.9                               Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowing Agent in which shall be recorded the date, principal and amount of interest on the Advances made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers, during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within forty-five (45) days after such statement is received by Borrowing Agent.  Subject to the foregoing forty-five (45) day period, the records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.10                        Letters of Credit.  Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade Letters of Credit denominated in Dollars (“Letters of Credit”) for the account of Echo or any of its Restricted Subsidiaries; provided, however, that

Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances, (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Borrowing Base Amount.  Each of the Existing PNC Letters of Credit shall be deemed to have been issued hereunder on the Closing Date by PNC as Issuer.  Each of the Existing Bank of America Letters of Credit shall be deemed to have been issued hereunder on the Closing Date by Bank of America as Issuer.  Each of the Existing Letters of Credit are hereby deemed to be Letters of Credit issued under this Agreement.  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  Letters of Credit that have not been drawn upon shall not bear interest.

2.11                        Issuance of Letters of Credit.

(a)                                 Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent, at the Payment Office, prior to 1:30 p.m., at least five (5) Business Days’ prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.  Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)                                 Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) not have an expiry date later than one (1) year after the last day of the Term unless arrangements satisfactory to Issuer, in its Permitted Discretion, shall have been entered into with the applicable Borrower with respect thereto.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP.

(c)                                  Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.12                        Requirements For Issuance of Letters of Credit.  Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon

Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

2.13                        Disbursements, Reimbursement.

(a)                                 Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)                                 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent.  Provided that it shall have received such notice prior to 12:00 noon on the date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”), Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 2:00 p.m. on such Drawing Date in an amount equal to the amount so paid by Issuer.  In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 2:00 p.m. on the Drawing Date (or, in the case of a notice received by Borrowing Agent after 12:00 noon on such Drawing Date, by 12:00 Noon on the immediately following Business Day), Agent will promptly notify each Lender thereof, and Borrowers shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Borrowing Base Amount and subject to Section 8.2 hereof.  Any notice given by Agent pursuant to this Section 2.13(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)                                  Each Lender shall upon any notice pursuant to Section 2.13(b) make available to Issuer through Agent at its Payment Office an amount in immediately available funds equal to its Commitment Percentage (subject to any contrary provisions of Section 2.23) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.13(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount.  If any Lender so notified fails to make available to Agent, for the benefit of Issuer,  the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as Domestic Rate Loans on and after the fourth day following the Drawing Date.  Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.13(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.13(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)                                 With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.13(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan.  Each Lender’s payment to Agent pursuant to Section 2.13(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.13.

(e)                                  Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events:  (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.14                        Repayment of Participation Advances.

(a)                                 Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)                                 If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.14(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.15                        Documentation.  Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s reasonable interpretations of any Letter of Credit issued for such Borrower’s account and by Issuer’s written regulations and customary practices applicable to its Customers generally relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct or the material breach of its obligations thereunder (in each case, as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.16                        Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.17                        Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.17 under all circumstances, including the following circumstances:

(i)                                     any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Issuer, any Borrower or any other Person for any reason whatsoever;

(ii)                                  the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.13;

(iii)                             any lack of validity or enforceability of any Letter of Credit;

(iv)                              any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Agent, Issuer or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v)                                 the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)                              payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not comply with the terms of such Letter of Credit;

(vii)                           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)                        any failure by Issuer  or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have received written notice from Borrowing Agent of such failure within three (3) Business Days after the Issuer shall have furnished Borrowing Agent and Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)                              the occurrence of any Material Adverse Effect;

(x)                                 any breach of this Agreement or any Other Document by any party thereto; the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xi)                              the fact that a Default or Event of Default shall have occurred and be continuing;

(xii)                           the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.18                        Indemnity.  Each Borrower hereby agrees to protect, indemnify, pay and save harmless Issuer, Agent and any of their Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes (except for Indemnified Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, an Excluded Tax), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuer,  Agent or any of their Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Issuer as determined by a final judgment which is no longer appealable, of a court of competent jurisdiction or (b) the wrongful dishonor by Issuer or any of its Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.19                        Liability for Acts and Omissions.  As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Issuer and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Issuer or  such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20                        Payment of Obligations.  Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan, (i) all Fixed Agent Charges, (ii) all other payments with respect to any of the Obligations required hereunder (including without limitation fees provided for hereunder and payments under Section 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (iii) without limiting the generality of the foregoing clauses (i) and (ii), (a) all amounts expended by Agent or any Lender pursuant to Section 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any deposit accounts as provided for in Section 4.10(h), and (iv) any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including such Borrower’s obligations under Section 3.2, 3.3, 3.4, 4.3 or 6.4 hereof, in each case, in accordance with Section 2.2(a) hereof and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral.  To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Swing Loans made by and owing to Swing Loan Lender and Swing Loan Lender shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Swing Loans.

2.21                        Reduction of Maximum Revolving Advance Amount; Prepayments.

(a)                                 Partial Reduction of Maximum Revolving Advance Amount.  Borrowers may from time to time on at least three (3) Business Days’ prior written notice provided by Borrowing Agent and received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Maximum Revolving Advance Amount to an amount not less than $25,000,000 unless reduced to zero ($0.00) and this Agreement is terminated.  Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000.  All reductions of the Maximum Revolving Advance Amount shall be applied ratably among the Lenders according to their applicable respective Commitment Percentage thereof and shall be accompanied by payment of breakfunding costs, if any, pursuant to Section 2.2(f).

(b)                                 Voluntary Prepayment of Advances.  Subject to Section 13.1, Advances may be prepaid at any time and, with respect to the Revolving Advances and subject to the terms and conditions hereof, reborrowed.  Any such prepayment shall be applied first to accrued and unpaid interest owing on such Advances and shall be accompanied by payment of breakfunding costs, if any, pursuant to Section 2.2(f).

2.22                        Use of Proceeds.

(a)                                 Borrowers shall apply the proceeds of Advances (A) to pay fees and expenses relating to the transactions contemplated under this Agreement, (B) for the Acquisition ~~and~~, (C) to fund Permitted Acquisitions and (D) to provide for its working capital and other general corporate purposes needs and reimburse drawings under Letters of Credit, to the extent such use of proceeds is not otherwise prohibited under the terms of this Agreement.

(b)                                 Without limiting the generality of Section 2.22(a) above, neither Borrowers nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.23                        Defaulting Lender.

(a)                                 Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)                                 (i)                                     Except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from Lenders which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) in accordance with their Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)                                  Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iii)                               If any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:

(A)                               such Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting

Lenders in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (1) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the dollar amount of any such Non-Defaulting Lender’s commitment hereunder, and (2) no Default or Event of Default has occurred and is continuing at such time;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (1) first, prepay any outstanding Swing Loans that cannot be reallocated, and (2) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)                               if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)                               if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders in accordance with such reallocation; and

(E)                                if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum

Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)                              So long as any Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage.

(d)                                 Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and then Participation Commitments of the Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Commitment Percentage, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(f)                                   If Swing Loan Lender or Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan

Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.24                        Increase in Maximum Revolving Advance Amount.

(a)                                 Borrowers may request that the Maximum Revolving Advance Amount be increased by (i) one or more of the current Lenders increasing their Revolving Commitment ~~Amount~~ (any current Lender which elects to increase its Revolving Commitment shall be referred to as an “Increasing Lender”) or (ii) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment hereunder, subject to the following terms and conditions:

(i)                                     No current Lender shall be obligated to increase its Revolving Commitment (each, a “Revolving Increase”) and any increase in the Revolving Commitment by any current Lender shall be in the sole discretion of such current Lender;

(ii)                                  There shall exist no Event of Default or Default on the effective date of such Revolving Increase after giving effect to such increase; provided that if such Revolving Increase is executed in connection with a Permitted Acquisition or other permitted Investment, at the option of the Lenders providing such increase, (a) the absence of Defaults or Events of Defaults shall be tested as of the date the definitive documentation with respect to such Permitted Acquisition or other Investment is entered into and thereafter the only further absence of Default condition shall be no payment or bankruptcy default existing immediately before and immediately after giving effect to the incurrence of such increase, and (b) the such increase may be subject to customary “certain funds provisions”;

(iii)                               After giving effect to such Revolving Increase, the Maximum Revolving Advance Amount shall not exceed $~~300,000,000~~500,000,000;

(iv)                              After giving effect to the Second Amendment, Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than four (4) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $25,000,000;

(v)                                 The Loan Parties shall deliver to Agent on or before the effective date of such Revolving Increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment has been approved by such Loan Parties, (2) certificate dated as of the effective date of such Revolving Increase certifying as to the matters set forth in clause (ii) above, (3) such other agreements and instruments as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to preserve the rights and remedies of Agent and Lenders hereunder and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vi)                              To the extent requested by any applicable Lender, Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note reflecting the new amount of such Increasing Lender’s Revolving Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note reflecting the amount of such New Lender’s Revolving Commitment;

(vii)                           Any New Lender shall be subject to the approval of Agent and Issuer;

(viii)                        Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment pursuant to an acknowledgement in a form acceptable to Agent, signed by it and each Borrower and delivered to Agent at least two (2) days before the effective date of such increase; and

(ix)                              Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24  pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment  as set forth in such lender joinder.

(b)                                 On the effective date of such Revolving Increase, Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Advances as of such date (and shall indemnify Agent and Lenders to the extent required by Section 2.2(f)) (provided that to the extent possible, Agent shall cooperate with Borrowers so that such deemed repayment and reborrowing shall not result in a materially adverse accounting or tax treatment for any Borrower), and the Commitment Percentages of Lenders holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Commitment Percentage is equal to (x) the Revolving Commitment of such Lender divided by (y) the aggregate of the Revolving Commitments of all Lenders.  Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its ~~Revolving~~ Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Commitment Percentages contemplated by this Section 2.24.

(c)                                  On the effective date of such Revolving Increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively.  As necessary to effectuate the foregoing, each existing Lender holding a Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d)                                 On the effective date of such Revolving increase, Borrowers shall pay all costs and expenses incurred by Agent in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

(e)                                  No consent of the Lenders shall be required in connection with any Revolving Increase (other than the Lenders providing such Revolving Increase). Each Revolving Increase shall be effected pursuant to an amendment  to this Agreement and, as appropriate, the Other Documents, executed by the Loan Parties, each Increasing Lender and New Lender and Agent, provided, such documentation shall only contain amendments to this Agreement and the Other Documents that are necessary to implement the Revolving Increase and to reflect the provisions of Section 1.4.

(f)                                   Pursuant to one or more offers made from time to time by Borrowers to all Lenders on a pro rata basis (based on the aggregate outstanding Revolving Commitments) (each such offer, a “Pro Rata Extension Offer”) and on the same terms, Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Revolving Commitment.  Any such extension (an “Extension”) agreed to between Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement (such extended Revolving Commitment, an “Extended Revolving Commitment”).  Each Pro Rata Extension Offer shall specify the date on which Borrowers propose that the Extended Revolving Commitment shall be extended, which shall be a date not earlier than ten (10) Business Days after the date on which notice is delivered to Agent (or such shorter period agreed to by Agent in its reasonable discretion).

(g)                                  Borrowers and each Extending Lender shall execute and deliver to Agent such documentation as Agent shall reasonably specify to evidence the Extended Revolving Commitments of such Extending Lender.  Each such document shall specify the terms of the applicable Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and final maturity (which interest rates, fees and final maturity shall be determined by Borrowing Agent and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have the same terms as the existing Revolving Advances, and (ii) any Extended Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder.  Upon the effectiveness of any such Extended Revolving Commitment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Commitments evidenced thereby.  With respect to any Extended Revolving Commitments, and with the consent of each Swing Loan Lender and Issuer, participations in Swing Loans and Letters of Credit shall be reallocated to Lenders holding such Extended Revolving Commitments upon effectiveness of such Extended Revolving Commitment.

(h)                                 Upon the effectiveness of any such Extension, the applicable Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Commitment.

All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the Other Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Loan Parties under this Agreement and the Other Documents and no Issuer or Swing Loan Lender shall be obligated to provide Swing Loans or issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto.

ARTICLE III.

INTEREST AND FEES.

3.1                               Interest.  Interest on Advances shall be payable quarterly in arrears on the first day of each calendar quarter with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period, and (b) for LIBOR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable period at a rate per annum equal to the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Revolving Interest Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  All amounts not paid when due hereunder shall bear interest in an amount equal to two percent (2%) per annum above the rates of interest or the rate of such fees otherwise applicable hereunder (the “Default Rate”), accruing from the initial date of such non-payment until such payment is made and shall be payable upon demand.

3.2                               Letter of Credit Fees.

(a)                                 Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Letter of Credit Fee Rate, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse

Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(b)                                 At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 or 10.8, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time.  Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent.  No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) the Termination Date; and (y) expiration of all Letters of Credit.  Borrowers hereby collaterally assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account or securities account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit.  Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3                               Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of the Lenders based on their Commitment Percentages, a fee at a rate per annum equal to the then applicable Facility Fee on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance of the sum of Revolving Advances plus Swing

Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter.  Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter and on the last day of the Term with respect to that portion of the calendar quarter ending on such date.

3.4                               Fee Letters and Certain Other Fees.  Borrowers shall pay the amounts required to be paid in the Fee Letters in the manner and at the times required by the Fee Letters.

3.5                               Computation of Interest and Fees.  Interest accruing on Domestic Rate Loans shall be computed on the basis of a year of 365 (or 366, in a leap year) days for the actual number of days elapsed.  All other interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate during such extension.

3.6                               Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7                               Increased Costs.  In the event that, after the Closing Date, any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans), with any related directive (whether or not having the force of law) shall:

(a)                                 subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to such Lender in respect thereof (except for Excluded Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(b)                                 impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of any Lender; or

(c)                                  impose on any Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to any Lender of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that such Lender deems to be material, then, in any case Borrowers shall promptly pay such Lender, upon its demand, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be.  Such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.  Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Person notifies Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). No Lender shall request compensation under Section 3.7  unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents.

3.8                               Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)                                 reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c)                                  the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)                                 the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan.

then Agent shall give Borrowing Agent prompt written (including by facsimile) or telephonic notice of such determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:30 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:30 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if

Borrowing Agent shall notify Agent, no later than 1:30 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9                               Capital Adequacy.

(a)                                 In the event that, after the Closing Date, any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) shall have determined that any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction.  In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)                                 A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c)                                  Borrowers shall not be required to compensate Agent, Swing Loan Lender, a Lender or Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Person notifies Borrowing Agent of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).  No Lender shall request compensation under Section 3.9 unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents.

3.10                        Taxes.

(a)                                 Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Applicable Law.  If Borrowers shall be required by Applicable Law to deduct or withhold any Tax from any payment, then Borrowers shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after making all required deductions or withholding (including deductions applicable to additional sums payable under this Section 3.10) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding Tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law.  Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Lender shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable,

(iv)                              any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made, or

(v)                                 To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Lender is exempt from U.S. federal backup withholding tax.

(vi)                              If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this

Section 3.10(e)(vi), “FATCA” shall include any amendments to FATCA after the close of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowing Agent and Agent in writing of its legal inability to do so

(f)                                   If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in good faith, that it has received a refund or credit in lieu thereof of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 3.10, it shall pay to Borrowers an amount equal to such refund or credit in lieu thereof (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit in lieu thereof); net of all out-of-pocket expenses of Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund or credit in lieu thereof), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund or credit in lieu thereof to such Governmental Body.  This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other Person.

3.11                        Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(g) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrowers may by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

3.12                        Mitigation of Circumstances.  Unless Borrowers have elected to replace such Lender or the Issuer, as applicable, pursuant to Section 3.11 above, each Lender or the Issuer, as applicable, shall promptly notify Borrowing Agent and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s or the Issuer’s sole judgment, otherwise disadvantageous to such Lender or Issuer, as applicable) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 3.7 or 3.9 or (ii) the occurrence of any circumstances described in Section 3.8 (and, if any Lender or the Issuer has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender or the Issuer, as applicable, shall promptly so notify Borrowing Agent and Agent).  Without limiting the foregoing, each Lender or the Issuer, as applicable, will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

ARTICLE IV.

COLLATERAL:  GENERAL TERMS

4.1                               Security Interest in the Collateral.  To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.

4.2                               Perfection of Security Interest.  Each Borrower shall take all action that may be necessary so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral, to the extent it can be perfected (with the understanding that the Collateral may be subject to Permitted Encumbrances as otherwise provided for herein) or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, and (ii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral individually or in the aggregate with all other such chattel paper, instruments, letters of credit and advise thereof not so endorsed and delivered to Agent and so marked or stamped, evidencing more than $2,000,000.

4.3                               Preservation of Collateral.  Following the occurrence and during the continuation of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; and (d) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property.  Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4                               Ownership of Collateral.

(a)                                 With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest and Lien:  (i) each Borrower shall be fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by any Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; and (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and such Loan Party shall have full capacity to execute same.

(b)                                 As of the Closing Date, the Real Property listed in Schedule 4.4 constitutes all of the Real Property owned, leased or subleased by any Loan Party other than Real Property located outside of the United States.

4.5                               Defense of Agent’s and Lenders’ Interests.  Borrowers shall use commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever.  Upon the occurrence and during the continuance of an Event of Default, each Loan Party shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6                               [Reserved].

4.7                               Books and Records.  At (i) all reasonable times during regular business hours and upon prior notice to Borrowing Agent if no Event of Default has occurred and is continuing, and (ii) all times whatsoever and without the requirement of providing any notice if an Event of Default has occurred and is continuing, Agent and each Lender shall have full access to, and the right to enter upon any Borrower’s and the Guarantors’ premises, in each case in order to audit, check, inspect the Collateral and to make abstracts and copies from each Borrower’s, the Guarantors’ and their respective Restricted Subsidiaries’ books, records, audits, correspondence and all other papers relating to the Collateral and the operation of their respective businesses.  Borrowers shall permit, and cause its Restricted Subsidiaries and the Guarantors to permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Agent and its representatives to inspect the Collateral and other tangible assets of such Persons and to perform audits of the Collateral.  All such inspections, audits or appraisals by Agent shall be at Agent’s expense; provided, Borrowers shall reimburse Agent for one (1) field exam during any twelve (12) month period, and one additional field exam in any twelve (12) month period during which there has been a Field Exam Period, and Borrowers shall reimburse Agent for additional field exams and inspection at any time an Event of Default exists.

4.8                               [Reserved].

4.9                               Compliance with Laws.  Borrowers shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Borrowers’ business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10                        Receivables.

(a)                                 Nature of Eligible Account.  Each of the Receivables identified on a Borrowing Base Certificate as an Eligible Account or Eligible Unbilled Account shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named on an arm’s length basis, for a fixed sum, in the case of Eligible Account, as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrower, or work, labor or services theretofore rendered by such Borrower as of the date each such Receivable is created.  Each of the Receivables identified on a Borrowing Base Certificate as an Eligible Account shall be due and owing in accordance with such Borrower’s standard terms of sale without any known material dispute, set-off or counterclaim except as may arise by operation of law or as may be stated on the accounts receivable schedules delivered by such Borrower to Agent.

(b)                                 Solvency of Customers.  Each Customer on a Receivable identified on a Borrowing Base Certificate as an Eligible Account or Eligible Unbilled Account, to the best of the applicable Borrower’s knowledge, as of the date each such Receivable is created, is and will be solvent and able to pay all such Receivables on which the Customer is obligated in full when due or with respect to such Customers of such Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)                                  Location of Borrower.  As of the Closing Date, each Borrower’s chief executive location is located at the applicable address identified on Schedule 4.10(c).  Until written notice is given to Agent by Borrowing Agent of any other office at which a Borrower keeps its records pertaining to Receivables, all such records shall be kept at such chief executive office.

(d)                                 Collection of Receivables.  Until each Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default), such Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables.

(e)                                  Notification of Assignment of Receivables.  At any time following the occurrence of an Event of Default but only during the continuance thereof, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the

Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  After such notices are sent, so long as an Event of Default is continuing, Agent shall have the sole right to collect such Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)                                   Power of Agent to Act on Borrowers’ Behalf.  At any time following the occurrence of an Event of Default but only during the continuance thereof, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Borrower hereby constitutes Agent as such Borrower’s attorney with power (i) to send verifications of Receivables to any Customer and sign such Borrower’s name on any such verifications; provided, however, that if no Event of Default is continuing, it shall only conduct such verifications in the name of such Borrower; (ii) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent in its Permitted Discretion to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (iii) to demand payment of the Receivables and enforce payment of the Receivables by legal proceedings or otherwise provided, however, that if no Event of Default is continuing, it shall only make such demands in the name of such Borrower; and (iv) to do all other acts and things necessary to carry out this Agreement; provided, however, that Agent shall not take any action described in this sentence unless a Dominion Period is in effect.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless (i) done maliciously or with gross (not mere) negligence, willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable) or (ii) such omission, commission, error or mistake constitutes a material breach of such attorney’s or designee’s obligations under this Agreement or the Other Documents (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time following the occurrence and during the continuation of a Dominion Period to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to such Borrower.

(g)                                  No Liability.  Upon the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept, following the occurrence and during the continuation of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting Borrowers’ liability hereunder.

(h)                                 Cash Management.

(i)                                     All Receivables of Customers shall be deposited by Borrowers into collection accounts established at the Agent for the deposit of such proceeds (all such accounts the “Collection Accounts”) or into one or more Blocked Accounts.  Agent agrees that Agent shall not give any instructions directing the disposition of funds from time to time credited to any Collection Account or Blocked Account or withhold any withdrawal rights from Borrowers with respect to funds from time to time credited to any Collection Account or Blocked Account other than during a Dominion Period.  All funds deposited in Collection Accounts or Blocked Accounts shall, during a Dominion Period, immediately become the property of Agent and be applied to the payment of the outstanding Swing Loans, Revolving Advances and other Obligations then due and payable.  Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank at which any Collection Account or Blocked Account is maintained thereunder.

(ii)                                  All deposit accounts and securities accounts of each of the Loan Parties as of the Closing Date are set forth on Schedule 4.10(h).  Each Loan Party shall, no later than the ninetieth (90th) day after the Closing Date (or, if earlier, the fifteenth (15th) day following the first occurring Dominion Period), or on such later date as Agent may agree in its reasonable discretion, deliver to Agent control agreements (“Blocked Account Agreements”) satisfactory to Agent in its Permitted Discretion with respect to all such accounts other than Excluded Accounts (each, a “Blocked Account”).  Any Borrower may establish additional deposit accounts or securities accounts so long as, no later than the ninetieth (90th) day after any funds have been deposited to such accounts (or, if earlier, the fifteenth (15th) day after the occurrence of a Dominion Period), or on such later date as Agent may agree in its reasonable discretion, Borrowing Agent delivers to Agent an updated Schedule 4.10(h) together with a Blocked Account Agreement with respect to such account to the extent such account is not an Excluded Account.

4.11                        [Reserved].

4.12                        Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.13                        Release of Lien Upon Permitted Disposition of Collateral.  In the event any Collateral is sold, transferred or otherwise disposed of pursuant to a transaction expressly permitted under this Agreement, Agent’s Lien thereon shall be released and the Agent shall, at the sole expense of Borrowers, deliver to Borrowing Agent any documents reasonably requested to effectuate or evidence such release.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES.

Each Borrower hereby represents and warrants on behalf of itself and each other Loan Party as follows:

5.1                               Authority.  This Agreement and the Other Documents to which such Loan Party is a party have been duly executed and delivered by such Loan Party, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which such Loan Party is a party (a) are within such Loan Party’s corporate, limited liability company or limited partnership powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership action, are not in contravention of law or the terms of such Loan Party’s articles of incorporation, bylaws or other applicable documents relating to such Loan Party’s formation or to the conduct of such Loan Party’s business, (b) will not, in any material respect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect or except those which the failure to have obtained would not have, or could not reasonably be expected to have a Material Adverse Effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any mortgage, indenture or other material agreement, charter document, operating agreement or other instrument to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2                               Formation and Qualification.

(a)                                 Each Loan Party and each of its Restricted Subsidiaries is duly formed and in good standing under the laws of its state of formation and is qualified to do business and is in good standing in all states in which qualification and good standing are necessary for such Loan Party or its Restricted Subsidiaries to conduct its business and own its property or where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  On the Closing Date, each Loan Party has delivered to Agent true and complete copies of its articles of incorporation and bylaws or other applicable documents relating to the conduct of such Loan Party’s business.

(b)                                 No Borrower has any Subsidiaries other than as set forth on Schedule 5.2(b) (which designates which Subsidiaries are, as of the Closing Date, Immaterial Subsidiaries and Unrestricted Subsidiaries) or noted in any Compliance Certificate provided to Agent.

5.3                               Survival of Representations and Warranties.  All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4                               Tax Returns.  Each Loan Party’s federal tax identification number is set forth on Schedule 5.4.  Each Loan Party and its Restricted Subsidiaries have filed all federal, and all material state and local tax returns and other material reports it is required by law to file and has paid all federal taxes and all other material taxes, assessments, fees and other governmental charges that are due and payable other than those being Properly Contested.

5.5                               Financial Statements.

(a)                                 The pro forma balance sheet of Echo and its Restricted Subsidiaries (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the transactions contemplated under this Agreement as of the Closing Date, including the consummation of the Acquisition, the issuance of the Convertible Notes (2020), the Equity Issuance and the Closing Date Refinancing (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects in all material respects the financial condition of Echo and its Restricted Subsidiaries as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied.  The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by a Responsible Officer of Borrowing Agent.  All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b)                                 The cash flow projections, projected statements of operations and projected balance sheets of Borrowers, as of the Closing Date, for the five year period following the Closing Date (on a quarter by quarter basis for the first year following the Closing Date and on a year by year basis for each year thereafter) copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) have been prepared in good faith based upon GAAP and materially consistent with the historical audited financial statements of Borrowers and upon assumptions that Borrowers believe to be reasonable at the time made; it being understood that the Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond Borrowers’ control, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by the Projections may differ significantly from the projected results and such differences may be material.  The Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c)                                  The unaudited combined balance sheets of Echo and its Subsidiaries and ~~Target~~Command and its subsidiaries, each as of the end of each fiscal quarter beginning on January 1, 2015 and ended March 31, 2015, and the related unaudited combined statements of earnings, comprehensive earnings, equity and cash for the fiscal quarter then ended have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of Echo and its Subsidiaries, or ~~Target~~Command and its Subsidiaries, as applicable, at such dates and the results of their operations for such period.  The audited combined balance sheet and related statements of income, stockholders’ equity and cash flow of each of the Echo and its Subsidiaries and the

~~Target~~Command and its Subsidiaries as of each of the fiscal years ending December 31, 2012, December 31, 2013 and December 31, 2014, accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly in all material respects the financial position of Echo and its Subsidiaries, or ~~Target~~Command and its Subsidiaries, as applicable at such date and the results of their operations for such period.

(d)                                 Since December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.6                               [Reserved].

5.7                               Environmental Compliance.  Except as would not reasonably be expected to have a Material Adverse Effect:

(a)                                 Borrowers and the Guarantors, and their Real Property are in compliance with, the applicable provisions of the Federal Occupational Safety and Health Act, and applicable Environmental Laws.

(b)                                 This Section 5.7 shall be the sole and exclusive representation related to OSHA, Environmental Laws, Hazardous Substances and all other environmental matters.

5.8                               No Litigation, Violation or Default.

(a)                                 [Reserved].

(b)                                 Except as disclosed in Schedule 5.8(b) or in any notice delivered to Agent as required under Article IX, none of the Loan Parties nor any of their respective Restricted Subsidiaries have any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c)                                  None of the Loan Parties nor any of their respective Restricted Subsidiaries are in violation of any applicable statute, law, rule, regulation or ordinance nor is any Loan Party or any such Restricted Subsidiary in violation of any order of any court, Governmental Body or arbitration board or tribunal, in either case which could reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as disclosed on Schedule 5.8(d) as of the Closing Date or as could not reasonably be expected to have a Material Adverse Effect, (1) neither any Loan Party nor any member of the Controlled Group maintains or contributes to, or has any obligation to contribute to, or within the last six years maintained, contributed to or had any obligation to contribute to, or liability, whether contingent or otherwise, under, any Plan or any Multiemployer Plan (other than such Plan or Multiemployer Plan to which Agent has consented in writing to such Loan Party or any other member of the Controlled Group maintaining, participating in or having any obligation to contribute to after the Closing Date); and (2) each Plan is in compliance in all material respects with all Applicable Laws, including ERISA and the Code.  Further, except as could not reasonably be expected to have a Material Adverse Effect: (i) the Loan Parties and each member of the Controlled Group has met all applicable minimum funding requirements under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA in respect of each Pension Benefit Plan and no waiver of the minimum funding standards in accordance with Section 412(c) of the Code or Section 302(c) of ERISA has been applied for or obtained and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to any waivers; (ii) each Pension Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has within the last six years been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of the Loan Parties, there is no occurrence which could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (v) no Loan Party nor any member of the Controlled Group has breached any of its responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan; (vi) neither any Loan Party nor any member of the Controlled Group nor, to the knowledge of any Loan Party, any fiduciary of or trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in any liability to Borrowers; (vii) no Termination Event has occurred and neither any Loan Party nor any member of the Controlled Group has taken any action which could reasonably be expected to constitute or result in a Termination Event; (viii) neither any Loan Party nor any member of the Controlled Group maintains or contributes to, or has any obligation to contribute to, any broad based Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (ix) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 that has not been satisfied in whole and there exists no fact which could reasonably be expected to result in any such liability; (x) neither any Loan Party nor any member of the Controlled Group has received notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; and (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.9                               [Reserved].

5.10                        Licenses and Permits.  Except as set forth in Schedule 5.10 or in any notice delivered to Agent as required under ARTICLE IX hereof, each Loan Party and its Restricted Subsidiaries (a) are in compliance with and (b) have procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11                        [Reserved].

5.12                        No Default.  No Default or Event of Default has occurred.

5.13                        [Reserved].

5.14                        No Labor Disputes.  Except as could not reasonably be expected to have a Material Adverse Effect: (a) none of the Loan Parties nor their respective Restricted Subsidiaries are involved in any labor dispute; and (b) there are no strikes or walkouts or union organization of their respective employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto or in any notice delivered to Agent as required under ARTICLE IX hereof.

5.15                        Margin Regulations.  No Loan Party nor any of its Restricted Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations T, U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U and X of such Board of Governors.

5.16                        Investment Company Act.  No Loan Party nor any of its Restricted Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

5.17                        Disclosure.

(a)                                 As of the Closing Date, all written information (other than the Projections and other than information of a general economic or general industry nature) that has been made available to Agent or any Lender by or on a Borrower’s behalf in connection with the Transactions is, taken as a whole, complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of circumstances under which the statements were made (after giving effect to all supplements and updates thereto) delivered as of the Closing Date.

(b)                                 No representation or warranty made by any Loan Party or any such Loan Party’s Restricted Subsidiaries in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading.  There is no fact known to any Loan Party, or which reasonably should be known to such Loan Party, which such Loan Party has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18                        Certificate of Beneficial Ownership.  Any Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for a Borrower that is a Legal Entity Customer is accurate, complete and correct as of the date of such Certificate of Beneficial Ownership.  Each

Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

ARTICLE VI.

AFFIRMATIVE COVENANTS.

Borrowers shall, and shall cause each of their respective Restricted Subsidiaries to, until the Termination Date:

6.1                               [Reserved].

6.2                               Preservation of Existence.  Except as otherwise permitted by the Agreement and the other Documents, maintain (a) its legal existence as a corporation, limited partnership or limited liability company and (b) its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except with respect to this clause (b) as to the extent any such failure could not be expected to have a Material Adverse Effect.

6.3                               Payment of Liabilities, Including Taxes Violations.  Duly pay and discharge all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which failure to pay and discharge could give rise to a material Lien (other than Permitted Encumbrances), except to the extent that (a) such liabilities, including taxes, assessments or charges, are being Properly Contested and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (b) any such failure to pay and discharge could not be expected to have a Material Adverse Effect.

6.4                               Maintenance of Insurance.  Insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies).  The Loan Parties shall comply with the covenants and provide the endorsement reasonably requested by Agent relating to property and related insurance policies covering the Collateral.  Borrowing Agent will furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in above.  If any Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 6.4, Agent shall have the right, upon ten (10) days’ prior notice to Borrowing Agent (but shall be under no obligation), to procure such insurance and Borrowers agree to reimburse Agent for all reasonable costs and reasonable out-of-pocket expenses of procuring and maintaining such insurance.

6.5                               [Reserved].

6.6                               Keeping of Records and Books of Account.  Maintain and keep proper books of record and account which enable each Borrower and each of their respective Restricted

Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by Applicable Laws of any Governmental Body having jurisdiction over such Borrower or any such Restricted Subsidiary, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs, except as would not reasonably be expected to have a Material Adverse Effect.

6.7                               Compliance with Laws.  Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.8                               Environmental Matters.  Comply with all applicable Environmental Laws related to the operation of the business except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

6.9                               Standards of Financial Statements.  Cause all financial statements (other than budgets and projections) with respect to Borrowers, Guarantors and their Restricted Subsidiaries referred to in this Agreement as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.10                        Anti-Terrorism Laws.  Ensure that (a) none of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.  The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws and (b) all Loan Parties will maintain policies and procedures designed to ensure compliance in all material respects with all Applicable Laws regarding bribery or corruption.

6.11                        Additional Loan Parties; Additional Collateral: Further Assurances.

(a)                                 Subject to Applicable Law, Borrowers and each other Loan Party shall cause (i) each of its Domestic Subsidiaries (other than an Excluded Subsidiary) formed or acquired after Closing Date in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended fiscal period of Borrowers for which financial statements are required to be delivered pursuant to Section 9.7 or 9.8, has ceased to qualify as an Immaterial Subsidiary, to become a Loan Party not later than thirty (30) days after such formation, acquisition or change in status (as such time may be extended by the Agent in its reasonable discretion) by executing either (i) a joinder agreement to this Agreement pursuant to which such Subsidiary shall become a “Borrower” hereunder or (ii) a joinder agreement to the Guaranty, together with a joinder to the Guarantor Security Agreement and, in each case, such other documents as Agent reasonably requests.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable,  hereunder and thereafter shall have all of the rights, duties, obligations and benefits in such capacity under this Agreement and the Other Documents and (ii) will simultaneously therewith grant Liens to Agent, for the benefit of the Lenders, in any property with constitutes Collateral.

(b)                                 Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to Agent such documents, agreements and instruments, and will take or cause to be taken such further action (including the filing and recording of financing statements) which may be required by Applicable Law or which Agent may from time to time reasonably request to carry out the terms and conditions of this Agreement and the Other Agreements and to ensure perfection and priority of the Liens created or intended to be created by the Other Documents, all at the expense of the Loan Parties, including, without limitation, with respect to any Loan Party that will become a Borrowing Base Party, such documents and information as Agent may request.

(c)                                  If at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than five percent (5%) of the consolidated total assets as of the end of the most recently ended fiscal quarter or more than five percent (5%) of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended, then Borrowers shall, not later than thirty (30) days after the date by which such financial statements for such fiscal quarter were required to be delivered (as such time may be extended by the Agent in its reasonable discretion), cause one or more such Subsidiaries to become Loan Parties (notwithstanding that any of such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

6.12                        Designation of Subsidiaries.  Borrowing Agent may at any time after the Closing Date, in accordance with the terms of the definition of Unrestricted Subsidiary, designate a Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Borrower therein at the date of designation in an amount equal to the net book value of such Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the (a) incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (b) the return at the time of designation of any Investment by such Borrower therein at the date of designation in an amount equal to the net book value of such Borrower’s investment therein.

6.13                        Keepwell.  If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Loan Party to honor all of such Non-Qualifying Loan Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.13, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.13 shall remain in full force and effect until the Termination Date.  Each Qualified ECP Loan Party intends that this Section 6.13 constitute, and this Section 6.13 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party and pledgor of Collateral for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.14                        Freight Payables.  Pay before the due date thereof all Freight Payables (other than Freight Payables in an aggregate amount not to exceed $1,000,000 aged more than 50 days beyond the date of receipt of the invoice, rate, and load confirmation, bill of lading or other proof of delivery in respect of such Freight Payable by the applicable Freight Carrier Documents), except to the extent that (a) the validity or amount thereof is being Properly Contested and (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.15                        Bonds.  Maintain at all times a surety bond or trust fund agreement in the form and in an amount not less than that required by the Federal Motor Carrier Safety Administration, and provide Agent with proof thereof upon reasonable request.

6.16                        Fixed Charge Coverage Ratio.  At any time that a Covenant Trigger Period shall be in effect, maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements were required to be delivered pursuant to Section 9.7 or 9.8, as applicable, and as of the end of each period of four fiscal quarters thereafter while a Covenant Trigger Period is in effect.

6.17                        Post-Closing Obligations.  As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.17 or such later date as Agent agrees to in its sole discretion, the Borrowers and each other Loan Party will deliver the documents and take the actions specified in Schedule 6.17.

6.18                        Certificate of Beneficial Ownership and Other Additional Information.  Provide to Agent and the Lenders such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA PATRIOT Act, the Beneficial Ownership Regulation and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

ARTICLE VII.

NEGATIVE COVENANTS.

No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, until the date on or following the Termination Date:

7.1                               Merger, Consolidation, Acquisition and Sale of Assets.

(a)                                 Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; or

(b)                                 Sell, lease, transfer or otherwise dispose of any of its properties or assets, except sales or dispositions expressly permitted by this Agreement except that, with respect to clauses (a) and (b):

(i)                                     any Loan Party may be merged or consolidated with or into another Loan Party; provided that in all mergers or consolidations involving a Borrower, such Borrower shall be the continuing or surviving entity;

(ii)                                  any Restricted Subsidiary may be merged or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Guarantor (provided that such Guarantor shall be the continuing or surviving entity);

(iii)         any Subsidiary that is not a Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Guarantor; provided that if one Subsidiary to such merger or consolidation is a wholly owned Subsidiary, the wholly owned Subsidiary shall be the continuing or surviving entity;

(iv)         any Domestic Subsidiary may dispose of any or all of its assets to another Domestic Subsidiary, any Foreign Subsidiary may dispose of any or all of its assets to another Subsidiary and any Subsidiary may dispose of any or all of its assets (i) to a Borrower or any Guarantor (upon voluntary liquidation or otherwise), or (ii) to a Subsidiary that is not a Guarantor if the Subsidiary making the disposition is not a Guarantor;

(v)          any Borrower and any Restricted Subsidiary may make any Investment (including any Permitted Acquisition) permitted by Section 7.4;

(vi)         any Borrower and any Restricted Subsidiary may make dispositions (including the abandonment of any intellectual property) of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out property in the Ordinary Course of Business;

(vii)        any Borrower and any Restricted Subsidiary may sell inventory in the Ordinary Course of Business;

(viii)       any Borrower and any Restricted Subsidiary may make dispositions permitted by Section 7.4, and 7.7;

(ix)                              the sale or issuance of any Subsidiary’s Equity Interest to any Borrower or any Guarantor is permitted;

(x)                                 any Borrower and any Restricted Subsidiary may make dispositions of Cash Equivalents in the Ordinary Course of Business in connection with cash management activities;

(xi)                              any Borrower and any Restricted Subsidiary may make dispositions of Accounts in connection with any compromise, write down or collection thereof in the Ordinary Course of Business and consistent with past practice;

(xii)                           any Borrower and any Restricted Subsidiary may make dispositions of leases, subleases, licenses or sublicenses of property in the Ordinary Course of Business, to the extent such dispositions do not materially interfere with the business of such Borrower or any such Restricted Subsidiary;

(xiii)                        any Borrower and any Restricted Subsidiary may make dispositions of Equity Interest to directors where required by Applicable Law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interest of Foreign Subsidiaries;

(xiv)                       any Borrower and any Restricted Subsidiary may transfer property subject to a casualty or condemnation (i) upon receipt of Net Cash Proceeds of such casualty or (ii) to a Governmental Authority as a result of condemnation;

(xv)                          any Loan Party may sell, transfer or dispose of any property to any other Person; provided that (1) with respect to any sale, transfer or disposition for a purchase price in excess of the greater of $40,000,000 and 5.0% of Consolidated Total Assets, a Loan Party shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents, (2) with respect to any sale, transfer or disposition of Receivables, on a Pro Forma Basis, the Payment Conditions shall be met and (3) with respect to any sale, transfer or disposition of Receivables for consideration in excess of $5,000,000, Borrowing Agent shall deliver an updated Borrowing Base Certificate prior to consummating such sale, transfer or disposition;

(xvi)                       any Loan Party may sell, transfer or dispose of (a) Receivables that are not Eligible Accounts or Eligible Unbilled Accounts and (b) up to $2,500,000 of Collateral during the term of this Agreement;

(xvii)                    the settlement or early termination of any Permitted Equity Swap is permitted; and

(xviii)                 any Subsidiary may be dissolved or liquidated so long as any dispositions of assets of such Person in connection with such liquidation or dissolution would be to Persons entitled to receive such assets.

For the avoidance of doubt, this Section 7.1 shall not limit or restrict any (x) issuance of Equity Interests or Convertible Indebtedness by Echo or (y) conversion (including pursuant to any put transaction) of the Convertible Notes (2020), the Extended Convertible Notes (2020) (if any) or any other notes evidencing any Convertible Indebtedness into common stock.

7.2                               Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except

(a)                                 Liens for taxes, assessments or governmental charges not yet due or that are being Properly Contested provided that none of the Collateral is then subject to forfeiture or loss as a result of such contest that could result in a Material Adverse Effect;

(b)                                 carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the Ordinary Course of Business that are not overdue for a period of more than 60 days or that are being Properly Contested;

(c)                                  pledges, bonds or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(e)                                  easements, rights-of-way, covenants, conditions, restrictions, building codes and other encumbrances or title or survey defects that, in the aggregate, do not materially detract from the value of the Real Property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any of their Restricted Subsidiaries or are imposed by law;

(f)                                   Liens in existence on the Closing Date listed on Schedule 7.2 in respect of Indebtedness permitted under Section 7.8(c)(ii); provided that no such Lien is spread to cover any additional property (other than the proceeds or products thereof and accessions thereto) after the Closing Date;

(g)                                  Liens securing Indebtedness of any Loan Party or any other Subsidiary incurred pursuant to Section 7.8(d) to finance the acquisition, repair, replacement, construction or improvement of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of such acquisition, repair, replacement, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and the proceeds and products thereof and accessions thereto) and (iii) the amount of Indebtedness secured thereby is not increased except for the amount of any Indebtedness incurred to pay fees and expenses in connection therewith;

(h)                                 Liens created pursuant to the Other Documents;

(i)                                     (i)                                     leases, licenses, subleases or sublicenses granted to other Persons that exist on the Closing Date or are granted thereafter in the Ordinary Course of Business which do not (x) materially interfere with the business of any Loan Party or any Restricted Subsidiary, or (y) secure any Indebtedness, or (ii) materially interfere with the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Loan Party or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(j)                                    Liens securing judgments, decrees or attachments not constituting an Event of Default;

(k)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(l)                                     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or similar provision of another applicable law on items in the course of collection, (ii) in favor of a banking or other depositary institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, (iii) in favor of a financial institution encumbering financial assets on deposit in securities accounts (including the right of set-off) and which are within the general parameters customary to the securities industry, (iv) that are contractual rights of set-off relating to the establishment of depositary and cash management relations with banks not given in connection with the issuance of Indebtedness for borrowed money and which are within the general parameters customary to the banking industry or (v) in favor of a credit card processor arising in the Ordinary Course of Business under any processor agreement;

(m)                             Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date and any modifications, replacements, renewals or extensions thereof;  provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions thereto), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 7.8(f);

(n)                                 Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings);

(o)                                 Liens arising out of a conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party or any of their Restricted Subsidiaries in the Ordinary Course of Business and not prohibited by this Agreement;  provided that such Liens only cover the property subject to such arrangements;

(p)                                 Liens arising by operation of law under Article 2 of the Uniform Commercial Code or similar provision of another applicable law in favor of a reclaiming seller of goods or buyer of goods;

(q)                                 Liens given to a public or private utility or any Governmental Authority as required in the Ordinary Course of Business;

(r)                                    indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, deposits to secure public or statutory obligations of such Person and deposits as security for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business;

(s)                                   Liens securing Indebtedness permitted to be incurred under Section 7.8(l);

(t)                                    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u)                                 Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g) and (m) hereof; provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property), including (i~~)~~) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (iii) the proceeds and products thereof);

(v)                                 other Liens securing obligations which do not exceed $10,000,000 at any one time outstanding, with the amount determined on the dates of incurrence of such obligations;

(w)                               Liens on Equity Interests of an Unrestricted Subsidiary that secures Indebtedness or other obligations of such Unrestricted Subsidiary;

(x)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y)                                 Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under this Agreement in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and

(z)                                  Liens on earnest money deposits of cash or Cash Equivalents made by any Borrower or any Subsidiaries (i) in connection with any Permitted Acquisition or other Investment permitted hereunder or (ii) to secure the obligations of such Borrower or such Subsidiaries under any Swap Contract not prohibited by Section 7.17.

7.3                               [Reserved].

7.4                               Investments.  Purchase, acquire or maintain Equity Interests, Indebtedness, obligations or any other interest in, any Person (in each case, “Investments”), except for:

(a)                                 extensions of trade credit granted in the Ordinary Course of Business;

(b)                                 Investments in Cash Equivalents in connection with the cash management activities of Echo and its Restricted Subsidiaries;

(c)                                  loans and advances to officers, directors and employees of any Borrower or any Restricted Subsidiary in the Ordinary Course of Business (including for travel, entertainment and relocation expenses);

(d)                                 intercompany Investments solely among the Loan Parties;

(e)                                  (i)                                     intercompany Investments by Subsidiaries which are not Loan Parties in Loan Parties, (ii) intercompany Investments by Subsidiaries which are not Loan Parties in other Subsidiaries which are not Loan Parties (including, without limitation, Foreign Subsidiaries), (iii) intercompany Investments by Loan Parties in Subsidiaries which are not Loan Parties (including, without limitation, Permitted Acquisitions of Persons that do not become Guarantors following the Closing Date), in an aggregate amount not to exceed (when combined with Permitted Acquisitions made in reliance on the dollar basket contained in clause (b) of the definition thereof) $5,000,000 and (iv) subject to Pro Forma Compliance with the Payment Conditions, intercompany Investments by Loan Parties in Subsidiaries which are not Loan Parties (including, without limitation, Unrestricted Subsidiaries);

(f)                                   subject to Pro Forma Compliance with the Payment Conditions, Permitted Acquisitions and other Investments;

(g)                                  Investments in the Ordinary Course of Business consisting of endorsements of instruments for collection or deposit;

(h)                                 Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 7.4;

(i)                                     Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and Investments received in satisfaction or partial satisfaction of trade receivable from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(j)                                    Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 7.1;

(k)                                 Contingent Obligations of any Loan Party or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;

(l)                                     Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into any Loan Party or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.1  or this 7.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(m)                             Investments in respect of any Swap Contract permitted under Section 7.17 and;

(n)                                 Investments to the extent that payment for such Investments is made solely with common Equity Interests of a Borrower;

(o)                                 advances of payroll payments to its employees in the Ordinary Course of Business in an amount not to exceed $1,000,000 at any time;

(p)                                 Investments constituting Contingent Obligations of Indebtedness to the extent such Indebtedness is permitted under Section 7.8;

(q)                                 loans and advances to independent contractors, owner-operators, drivers and carriers in an amount not to exceed $1,000,000 at any time;

(r)                                    other Investments by Loan Parties in an aggregate amount not to exceed $1,000,000; and

(s)                                   other Investments by a Loan Party or a Restricted Subsidiary resulting from (i) a payment or prepayment of Indebtedness to the extent permitted by Section 7.15 and (ii) a dividends, distributions and other payments with respect to Equity Interests permitted hereunder.

7.5                               [Reserved].

7.6                               [Reserved].

7.7                               Distributions, etc.  Pay or make any dividend or distribution on any Equity Interests of any Borrower or any Restricted Subsidiary or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests, or of any options to purchase or acquire any such Equity Interests of any Borrower or any Restricted Subsidiary except:

(a)                                 any Subsidiary (i) may declare and pay dividends or make other distributions in respect of its Equity Interests to any Borrower or any other wholly-owned direct or indirect Subsidiary of any Borrower and (ii) any Subsidiary may make Restricted Payments pro rata to the holders of the Equity Interests of such Subsidiaries entitled to receive the same;

(b)                                 in the case of any Borrower, make deemed repurchases of its Equity Interests that arise as a result of a cashless stock warrant or option exercise;

(c)                                  any Borrower or any direct or indirect Subsidiary of any Borrower may declare and pay dividends or make other distributions payable solely in its Equity Interests ratably to all holders of such interests (provided that such Equity Interests are not Disqualified Equity Interests;

(d)                                 any conversion of the Convertible Notes (2020), the Extended Convertible Notes (2020) (if any) or any other notes evidencing any Convertible Indebtedness into common stock is permitted;

(e)                                  any Borrower may make cash payments in lieu of issuing fractional shares in connection with a conversion (including pursuant to any put transaction), exchange, refinancing or extension of Convertible Indebtedness;

(f)                                   any Borrower may enter into, make any payment with respect to, unwind or settle early, or exercise any other rights or performance obligations under, any Permitted Equity Swap;

(g)                                  subject to Pro Forma Compliance with the Payment Conditions, any Borrower may make and declare other dividends and distributions;

(h)                                 so long as no Dominion Period or an Event of Default has occurred and is continuing, any Borrower may purchase Equity Interests (i) from present or former officers, directors, consultants or employees (or the assigns, estate, heirs or current or former spouses thereof) of any Borrower or any Subsidiary or upon the death, disability or termination of employment of such officer, director, consultant or employee or (ii) pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of any Borrower or any Subsidiary in an amount not to exceed the sum of (A) $2,500,000 plus (B) all amounts obtained from any key-man life insurance policies;

(i)                                     so long as no Default or Event of Default exists or would exist after giving effect thereto, any Borrower and any of their respective Restricted Subsidiaries may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interest, provided that such new Equity Interest contains terms and provisions at no less advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interest redeemed thereby; and

(j)                                    any Borrower may make other dividends, distributions or payments in any calendar year (when combined with payment, repurchase, redemption or defeasance made such calendar year in reliance on this clause (j)) not to exceed $5,000,000 (it being understood that amounts under this clause (j) are counted as of the date dividend, distribution or payment is paid) in any calendar year so long as no Default or Event of Default has occurred and is continuing or would result therefrom and no Dominion Period exists, in each case, after giving Pro Forma Effect to such dividend, distribution or payment.

7.8                               Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except in respect of:

(a)                                 Indebtedness of any Loan Party pursuant to this Agreement or any Other Document;

(b)                                 (i) unsecured Indebtedness of any Loan Party owed to any other Loan Party, and (ii) other unsecured Indebtedness among any Borrower and any of their respective Restricted Subsidiaries to the extent constituting an Investment permitted under Section 7.4(e); provided that all such Indebtedness shall be subject to an Intercompany Subordination Agreement;

(c)                                  (i) Indebtedness represented by the Convertible Notes (2020), (ii) Indebtedness represented by the Extended Convertible Notes (2020) (if any) and (iii) Indebtedness outstanding on the Closing Date and listed on Schedule 7.8(c) and, in the case of each of clause (i), (ii) and (iii), any Refinancing Indebtedness with respect thereto;

(d)                                 Capital Lease Obligations and purchase money Indebtedness of any Borrower or any of the Restricted Subsidiaries in an aggregate amount not to exceed $12,500,000 at any one time outstanding;

(e)                                  Indebtedness in respect of any Swap Contract permitted under Section 7.17;

(f)                                   Indebtedness to the extent that (i) such Indebtedness is assumed (or acquired) in connection with a Permitted Acquisition, (ii) it was not incurred in contemplation of the applicable Permitted Acquisition, (iii) if secured, such Indebtedness is secured only by assets of the Person acquired pursuant to, or the assets acquired in, any Permitted Acquisition, and (iv) after giving effect to the incurrence of such Indebtedness in each case, Borrowers shall be in Pro Forma Compliance with the Payment Conditions, and to the extent any such Indebtedness is secured by a Lien, as of the fiscal period most recently ended for which financial statements were required to be delivered pursuant to Section 9.7 or 9.8, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis (giving effect to the application of the proceeds of any such Indebtedness, but not including any such cash proceeds in clause (a)(ii) of the definition of Consolidated Secured Leverage Ratio), shall not exceed ~~3.50~~4.00 to 1.00 and, any Refinancing Indebtedness with respect thereto;

(g)                                  Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, performance bonds and performance and completion guaranties, in each case incurred in the Ordinary Course of Business;

(h)                                 Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business with the providers of such insurance or their Affiliates;

(i)                                     Indebtedness owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability, or other employee benefits or property, casualty or liability insurance provided by such Person to any Borrower or any Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case, in the Ordinary Course of Business;

(j)                                    Contingent Obligations with respect to Indebtedness that is permitted to be incurred under this Agreement;

(k)                                 Indebtedness incurred in the Ordinary Course of Business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with customary practices with respect thereto;

(l)                                     Indebtedness secured by assets not constituting part of the Collateral;  provided that (i) as of the fiscal period most recently ended for which financial statements were required to be delivered pursuant to Section 9.7 or 9.8, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis (giving effect to the application of the proceeds of any such Indebtedness, but not including any such cash proceeds in clause (a)(ii) of the definition of Consolidated Secured Leverage Ratio), shall not exceed ~~3.50~~4.00 to 1.00, (ii) if such Indebtedness is assumed in connection with a Permitted Acquisition, (x) it was not incurred in contemplation of the applicable Permitted Acquisition and (y) if secured, such Indebtedness is secured only by assets of the Person acquired pursuant to, or the assets acquired in, any Permitted Acquisition, (ii) such Indebtedness shall not mature earlier than the date that is ninety-one (91) days after the Termination Date, and (iii) after giving effect to the incurrence of such Indebtedness no Default or Event of Default exists and no Dominion Period exists and, any Refinancing Indebtedness with respect thereto;

(m)                             unsecured Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests permitted hereunder;

(n)                                 unsecured Indebtedness consisting of seller notes or the equivalent issued in connection with a Permitted Acquisition;

(o)                                 Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(p)                                 Contingent Obligations (i) incurred in the Ordinary Course of Business in respect of obligations of (or to) suppliers, customers, transportation or service providers and licensors or (ii) otherwise constituting Investments permitted by Section 7.4;

(q)                                 other unsecured Indebtedness, provided that (i) such Indebtedness shall not mature earlier than the date that is ninety-one (91) days after the Termination Date and if such Indebtedness is in the nature of “term loans” has an amortization rate not greater than 1.00% per annum prior to the date that is ninety-one (91) days after the Termination Date, (ii) after giving effect to the incurrence of such Indebtedness no Default or Event of Default exists and no Dominion Period exists and Borrowers are in Pro Forma Compliance with the Payment Conditions and (iii) that such Indebtedness shall not require any amortization or payment (other than required offers to purchase resulting from the occurrence of a “change of control” or an “asset sale” or other “asset disposition”) earlier than the date that is ninety-one (91) days after the Termination Date, any Refinancing Indebtedness with respect thereto;

(r)                                    Indebtedness incurred in the Ordinary Course of Business in respect of credit cards, credit card processing services, debit cards, or cash management services; and

(s)                                   additional unsecured Indebtedness not otherwise permitted hereunder not exceeding an aggregate principal amount of $12,500,000 at any one time outstanding.

7.9                               Amendment of Certain Documents; Line of Business.  Amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders or such Loan Party’s duty or ability to repay the Obligations, or engage in any business other than the businesses currently engaged in by it on the date hereof or businesses that are similar, reasonably related, incidental, ancillary or complementary thereto or is a reasonable extension, development or expansion thereof.

7.10                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of any Borrower or any Restricted Subsidiary other than (a) transactions solely among

Loan Parties, (b) transactions on fair and reasonable terms no less favorable to such Loan Parties or such Restricted Subsidiary as would be obtainable by such Loan Party or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) loans and other transactions by the Loan Parties and their Subsidiaries to the extent not prohibited by this Agreement, (d) entering into employment and severance arrangements between such Borrower and the Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (e) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of such Borrower and the Restricted Subsidiaries in the Ordinary Course of Business to the extent attributable to the operations of such Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (f) dividends, distributions and other payments with respect to Equity Interests permitted hereunder, (g) payments or loans (or cancellation of loans) to employees or directors of any Loan Party or their Restricted Subsidiaries to the extent permitted hereunder and employment agreements, stock option plans and other similar arrangements with such employees or directors which, in each case, are approved by Borrowing Agent in good faith, (h) the pledge of the Equity Interests of any Unrestricted Subsidiary (other than a “top tier” Unrestricted Subsidiary) to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders, (i) any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by Borrowing Agent in good faith, and (h) non-exclusive licenses of intellectual property to or among any Borrower, its respective Restricted Subsidiaries and their Affiliates.

7.11                        Change of Name or Jurisdiction of Incorporation; Change of Fiscal Year.  Without thirty (30) day advance written notice to the Agent, change its name or jurisdiction of incorporation or organization to a jurisdiction other than the jurisdiction in which it is currently incorporated or organized. No Loan Party shall change its Fiscal Year.

7.12                        [Reserved].

7.13                        [Reserved].

7.14                        Compliance with ERISA.  Except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect: (i) maintain, or permit any member of the Controlled Group to maintain, or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute to, any Plan or Multiemployer Plan, other than those Plans and Multiemployer Plans disclosed on Schedule 5.8(d) as of the Closing Date or as to which Agent has provided its prior written consent after the Closing Date, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) fail to satisfy, or permit any of member of the Controlled Group to fail to satisfy, the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, without regard to any waivers, (iv) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could reasonably be expected to result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a Lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 430(k) of the Code or

Section 4068 of ERISA (except for any Liens which do not prime or have priority over the Liens securing the Obligations and which are being Properly Contested), (v) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit any member of the Controlled Group to fail to comply, in all material respects, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan or Multiemployer Plan, or (ix) postpone or delay, or allow any member of the Controlled Group to postpone or delay, any funding requirement under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to any Pension Benefit Plan or Multiemployer Plan.

7.15                        Prepayments of Indebtedness.  At any time, directly or indirectly: (a) pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Permitted Subordinated Debt except as expressly permitted in the Subordination Agreement with respect thereto; or (b) optionally prepay, repurchase, redeem, retire or otherwise acquire, or make any optional payment on account of any principal of, interest on or premium payable in connection with the prepayment or optional redemption of any other Funded Debt (collectively “Optional Prepayments”), except:

(a)                                 Optional Prepayments made with Net Cash Proceeds from the issuance of (i) Equity Interests are not Disqualified Equity Interests and (ii) Refinancing Indebtedness permitted pursuant to Section 7.8;

(b)                                 cash payments in lieu of issuing fractional shares in connection with a conversion (including pursuant to any put transaction), exchange, refinancing or extension of Convertible Indebtedness;

(c)                                  any payment with respect to, or early unwind or settlement of, or any other exercise of rights or performance of obligations under any Permitted Equity Swap; and

(d)                                 subject to Pro Forma Compliance with the Payment Conditions, the Loan Parties may make Optional Prepayments.

For the avoidance of doubt, nothing in this Section 7.15 shall limit or otherwise restrict any conversion (including pursuant to any put transaction) of the Convertible Notes (2020), the Extended Convertible Notes (2020) (if any) or any other notes evidencing any Convertible Indebtedness into common stock.

7.16                        Limitation on Certain Restrictive Agreements.  Directly, or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction which prohibits or limits the ability of any Loan Party or Restricted Subsidiary to: (a) pay dividends or make other distributions or pay such Loan Party or Restricted Subsidiary; (b) make loans or advances to such Loan Party or Restricted Subsidiary; (c) transfer any of its properties or assets to such Loan Party or Restricted Subsidiary; or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, to secure the Obligations whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease or sublease governing a leasehold interest of such Subsidiary, (iv) customary provisions in any Permitted Split Lien Indebtedness and subject to applicable Intercreditor Agreements, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Subsidiary, (vi) agreements that are binding on a Loan Party or Restricted Subsidiary at the time such Loan Party or Restricted Subsidiary first becomes a Loan Party or Restricted Subsidiary or are assumed in connection with an acquisition of assets permitted hereunder, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Loan Party or Restricted Subsidiary or in connection with such acquisition, (vii) restrictions existing on the Closing Date and the extension or continuation of contractual obligations in existence on the Closing Date or refinanced, continued or rolled over or continued on terms that are not materially less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (viii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition permitted hereunder with respect to the assets that are the subject of such disposition, (ix) encumbrances or restrictions that are binding on a Loan Party or Restricted Subsidiary at the time such Loan Party or Restricted Subsidiary first becomes a Loan Party or Restricted Subsidiary or are assumed in connection with an acquisition of assets permitted hereunder, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Loan Party or Restricted Subsidiary or in connection with such acquisition and (x) restrictions under joint venture agreements or other similar agreements entered into in the Ordinary Course of Business in connection with joint ventures.

7.17                        Hedging Transactions.  Enter into any Swap Contract except (a) Swap Contracts entered into to hedge or mitigate risks (and not for speculative purposes) of any Borrower or any Subsidiary and (b) any Permitted Equity Swap.

7.18                        No Agency Relationship.

(a)                                 Segregate from its general funds monies collected for any Freight Carrier’s services or otherwise permit any Freight Carrier to restrict the use of those funds.

(b)                                 Seek recourse by legal proceeding against any Freight Carrier to whom it has paid Freight Payables in advance if the Account Debtor owing on the Receivable with respect to which those Freight Payables relate is delinquent or fails to pay.

(c)                                  Hold or be required to hold any portion of its Receivables constituting Freight Payables collected from an Account Debtor in respect of a Freight Carrier’s services in trust for such Freight Carrier.

(d)                                 Have any express fiduciary relationship or fiduciary duty to any Freight Carrier arising out of or in connection with any Freight Carrier Document or the transactions contemplated thereby, or, other than those disclosed to the Agent and excluded from Eligible Accounts by operation of such definition, have any contractual agency or joint venture relationship with any Freight Carrier by virtue of any Freight Carrier Document or any transaction contemplated therein.

(e)                                  Expressly consent to or permit any Freight Carrier to at any time seek payment from, or to have contractual recourse known to any Responsible Officer of the Borrowing Agent to, any Account Debtor for material Freight Payables payable by any Loan Party to such Freight Carrier.

(f)                                   Expressly consent to or permit any Freight Carrier to at any time control or attempt to control the method of collection of Receivables or contractually restrict or attempt to contractually restrict, with the knowledge of any Responsible Officer of the Borrowing Agent, the use of proceeds thereof after receipt.

(g)                                  Make payments in respect of Freight Payables payable to Freight Carriers other than from its general funds in the Ordinary Course of Business.

ARTICLE VIII.

CONDITIONS PRECEDENT.

8.1                               Conditions to Effectiveness.  Subject to the satisfaction, or waiver by Agent, of the following conditions precedent, this Agreement shall become effective on the Closing Date, and the Lenders shall make Advances requested to be made on the Closing Date, subject to the satisfaction, or waiver by Agent of the following conditions precedent:

(a)                                 Agreement and Other Documents.  Agent shall have received this Agreement and all Other Documents, including, without limitation, the Revolving Credit Notes and the Swing Line Note, contemplated to be delivered on the Closing Date (collectively with this Agreement, the “Closing Date Documents”), in each case duly executed and delivered by an authorized officer of each applicable Loan Party, together with a duly completed notice of borrowing in accordance with the provisions of Section 2.2;

(b)                                 Delivery of Acquisition Agreements. Agent shall have received complete copies of the Acquisition Agreement and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof, in each case in effect as of the Closing Date.

(c)                                  Satisfaction of Existing Agreement and Release of Liens.  All existing Indebtedness of (i) the ~~Target~~Command and its Subsidiaries (other than certain Indebtedness permitted to remain outstanding pursuant to the Acquisition Agreement following the consummation of the Acquisition) and (ii) Echo and its Subsidiaries under the Existing Agreement shall have been terminated and paid in full and the Agent shall have received evidence of the payment in full of all such Indebtedness, together with (A) a termination and release agreement with respect to the Existing Agreement and all related documents, duly executed by the Loan Parties, the administrative agent under the Existing Agreement (the “Existing Agent”) and (B) UCC-3 termination statements for all UCC-1 financing statements and such other release documents as Agent may reasonably request, filed by the Existing Agent (or Agent shall be authorized to file such terminations and releases) covering any portion of the Collateral;

(d)                                 Evidence of Authority.  Agent shall have received from each Loan Party (i) a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors or Managing Member (as applicable) of each Loan Party authorizing (1) the execution, delivery and performance of this Agreement and all Closing Date Documents to which it is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances, Swing Loans and requesting Letters of Credit on a joint and several basis with all Borrowers as provided for herein) and (ii) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers in each case certified by the Secretary or an Assistant Secretary of Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(e)                                  Incumbency Certificates.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing the Closing Date Documents, any Other Documents delivered after the Closing Date and any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(f)                                   Governing Documents.  Agent shall have received a copy of the Articles of Incorporation or Certificate of Formation (as applicable) of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation (as applicable) together with copies of the By-Laws or Operating Agreement (as applicable) of each Loan Party;

(g)                                  Good Standing Certificates.  Agent shall have received good standing certificates for each Loan Party dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization;

(h)                                 Legal Opinion.  Agent shall have received the executed legal opinion of Winston & Strawn LLP, in form and substance reasonably satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by the Closing Date Documents as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(i)                                     Solvency.  Agent shall have received an executed Solvency Certificate in the form of Exhibit 8.1(i) (the “Solvency Certificate”) together with the Pro Forma Financial Statements and the financial statements required to be delivered pursuant to Section 5.5(c);

(j)                                    Fees and Expenses.  Agent shall have received all fees payable to Agent and the Lenders on or prior to the Closing Date, whether under ARTICLE III hereof of the Fee Letters, and reimbursement of all costs and expenses reimbursable under the terms of this Agreement for which request has been made as of the Closing Date;

(k)                                 [Reserved];

(l)                                     Perfection of Liens.  Agent shall have received with respect to each Loan Party, each document (including, without limitation, any financing statement authorized for filing under the Uniform Commercial Code) reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Lenders and other Secured Parties, a first priority perfected Lien on the Collateral described therein (subject to Permitted Encumbrances) which can be perfected by the filing of such document and authorization for filing, registering or recording each such document (including, without limitation, any financing statement authorized for filing under the Uniform Commercial Code), and such documents shall be in appropriate form for filing;

(m)                             Closing Certificate.  Agent shall have received a closing certificate signed by Responsible Officer of the Borrowing Agent dated as of the date hereof, certifying that (i)  the Specified Representations and the Specified Acquisition Representations are true and correct in all material respects, (ii) no Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred, (iii) the Acquisition shall have been consummated, or substantially simultaneously with the initial Advances, shall be consummated, pursuant to the terms of the Acquisition Agreement, after giving effect to any amendments, modifications, waivers or consents by Borrowers, provided, that no such amendment, modification, waiver or consent shall be  adverse in any material respect to the interests of Agent and  Lenders, and (iv) Echo shall have completed the offering of (A) the Convertible Notes (2020) for gross proceeds of $230,000,000, and (B) the Equity Issuance for gross proceeds of at least $158,400,000;

(n)                                 Borrowing Base.  Solely to the extent that Borrowers request Advances in excess of $100,000,000 on the Closing Date, Agent shall have received evidence from Borrowing Agent that the aggregate Borrowing Base Amount is sufficient in value and amount to support Advances in the amount requested by Borrowers on (or outstanding as of) the Closing Date, and, after giving effect to the Transactions, Borrowers shall have Excess Availability of at least $75,000,000; and

(o)                                 Compliance with PATRIOT Act.  Agent shall have received all documentation and other information reasonably requested by it or any Lender that is required by regulatory authorities under applicable “know your customer”  and anti-money laundering rules and regulations, including the PATRIOT Act.

8.2                               Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date after the Closing Date is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by the Loan Parties in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (or, in all respects with respect to any such representation or warranty which, by its terms, is qualified as to materiality) on and as of such date as if made on and as of such date other than representations and warranties relating to a specific earlier date and in such case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(b)                                 No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)                                  Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

(d)                                 Borrowing Notices.  Agent shall have received a notice in accordance with Section 2.2 (or a request for a Revolving Advance shall have been deemed given in accordance with Section 2.13).

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

ARTICLE IX.

INFORMATION AS TO BORROWERS.

Borrower shall, until the Termination Date:

9.1                               Disclosure of Material Matters.  Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2                               Schedules.  Deliver to Agent on or before the fifteenth (15th) Business Day of each fiscal month, or, if a Dominion Period shall then be in effect, weekly on or before Wednesday of each week (or more frequently as required by Agent) as and for the prior fiscal month or week, as applicable (or such shorter period as may be applicable): (a) accounts receivable agings, inclusive of reconciliations to the general ledger, and roll-forward, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month (or such shorter period as may be applicable) and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).  In addition, Borrowing Agent will deliver to Agent at such intervals as Agent may require:  (w) confirmatory assignment schedules, (x) copies of Customer’s invoices, (y) evidence of shipment or delivery, and (z) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable (it being agreed however that at any time other than during the continuance of an Event of Default, Agent shall make all such verifications in the name of each Borrower) and do whatever it may deem reasonably necessary to protect its interests hereunder.  The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrowing Agent on behalf of Borrowers and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrowers’ failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3                               [Reserved].

9.4                               Litigation.  Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5                               Material Occurrences.  Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any funding deficiency which, if not corrected as provided in Section 4971 of the Code, could subject any Loan Party or member of the Controlled Group to a tax imposed by Section 4971 of the Code which could reasonably be expected to result in a Material Adverse Effect; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness for borrowed money in excess of $25,000,000 in principal amount, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6                               Government Receivables.  Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7                               Annual Financial Statements.  Furnish Agent and Lenders as soon as available and in any event within ninety (90) days after the end of each fiscal year of Echo, financial statements of Echo and its Restricted Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing.  The certificate or report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit, to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of Echo and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

9.8                               Quarterly Financial Statements.  Furnish to Agent and Lenders as soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of Echo and its Restricted Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Responsible Officer of each Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

~~9.9                               Monthly Financial Statements.  During any Dominion Period, furnish Agent and Lenders within thirty (30) days after the end of each fiscal month (except for any month for which a financial statement is required pursuant to Section 9.7 or 9.8), financial statements of Echo and its Restricted Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal month and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal month then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Responsible Officer of Borrowing Agent as having been prepared in accordance with GAAP, consistently applied.~~

9.9                               [Reserved].

9.10                        Compliance Certificates.  The reports delivered pursuant to Section 9.7 and 9.8 shall be accompanied by a comparison of such results to the same period of the most recently delivered projections and to the same period of the prior Fiscal Year, (a) a discussion and analysis of such results by Echo’s management and a Compliance Certificate and (b) a written report summarizing the material variances from the budget delivered pursuant to Section 9.16 and an analysis of such variance by Echo’s management.

9.11                        Fixed Charge Coverage Ratio.  ~~Immediately upon the occurrence of~~At any time that a Covenant Trigger ~~Event, and thereafter while any Covenant Trigger Event still exists~~Period shall be in effect, together with the financial statements required to be delivered pursuant to Section 9.7 and 9.8, furnish Agent and Lenders a certificate of a Responsible Officer of Borrowing Agent setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the computation period ending on the last day of the most recently ended fiscal quarter for which financial statements of Echo and its Restricted Subsidiaries were required to have been delivered.

9.12                        Adjustments for Unrestricted Subsidiaries.  Concurrently with the delivery of any consolidated financial statements under Section 9.7, 9.8 or 9.9 above, furnish to Agent and Lenders the related unaudited consolidating financial statements of Borrowers reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (if any) from such consolidated financial statements.

9.13                        SEC Reports.  Furnish to Agent and Lenders promptly after the same become publicly available, copies of (i) all annual, regular, and periodic reports and proxy statements made publicly available by any Loan Party to its stockholders (in their capacity as such), generally; and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party with any securities exchange or with the SEC.

9.14                        Delivery of Reports.  Notwithstanding the foregoing, (i) in the event that Borrowing Agent delivers to Agent an Annual Report for Echo on Form 10-K for such fiscal year, as filed with the SEC, within 90 days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of Section 9.7 to the extent that it contains the information required by Section 9.7 and (ii) in the event that Borrowing Agent delivers to Agent a Quarterly Report for Echo on Form 10-Q for such fiscal quarter, as filed with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of Section 9.8  to the extent that it contains the information required by Section 9.8 and (iii) in the event Borrowing Agent delivers to the Agent a current report for Echo on Form 8-K, as filed with the SEC within five days after filing, such Form 8-K shall satisfy  all requirements of Sections 9.3 and 9.13 to the extent that it contains the information required by Section 9.3 or 9.13, respectively.  Delivery of documents pursuant to this Section 9.14 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Echo posts such documents, or provides a link thereto on Echo’s website address listed in Section 16.6 or (ii) on which such documents were posted on Echo’s behalf in the form of Approved Electronic Communication established by Agent; provided that (a) upon written request by Agent, Borrowing Agent shall deliver paper copies of such documents to Agent and (b) Borrowing Agent shall notify Agent of the posting of any such documents.

9.15                        Additional Information.  Furnish Agent with such additional information respecting any Loan Party’s or any Restricted Subsidiary of any Loan Party’s business or financial condition as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties.

9.16                        Projected Operating Budget.  Furnish Agent and Lenders, no later than sixty (60) days after the beginning of Borrowers’ fiscal years, a month by month projected operating budget and cash flow of Echo and its Restricted Subsidiaries on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Responsible Officer of Borrowing Agent to the effect that (a) such projections are based on underlying assumptions which were believed to be reasonable as of the date made, and reflect Borrowers’ judgment, based on assumptions (which assumptions shall be detailed in such certificate) which were believed to be reasonable at the time made regarding what was believed to be at such time a reasonably likely operating budget for the projected period, and (b) confirming nothing has occurred in the interval between the date of determination of the reasonableness of the assumptions referenced above and the date of the delivery of such projections to Agent to render Borrowers’ belief regarding the foregoing assumptions no longer reasonable; provided, however, since such projections are by their nature prospective and contingent on a wide range of factors, actual results therefore may vary significantly.

9.17                        Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of any litigation, arbitration, actions or proceedings commenced or threatened in writing against any Loan Party that (i) could reasonably be expected to result in damages in excess of $10,000,000 (net of insurance coverages for such damages), (ii) seeks injunctive relief which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) could otherwise reasonably be expected to have a Material Adverse Effect.

9.18                        ERISA Notices and Requests.  Except as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, furnish Agent with immediate written notice in the event that (a) any Loan Party or member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party or member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed by any Loan Party or member of the Controlled Group with respect to any Pension Benefit Plan together with all communications received by such Loan Party or member of the Controlled Group with respect to such request, (d) any material increase in the benefits of any Plan or Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer Plan shall occur, (e) any Loan Party or member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or a Multiemployer Plan or to have a trustee appointed to administer a Pension Benefit Plan or a Multiemployer Plan, together with copies of each such notice, (f) any Loan Party or member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party or member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability with respect to a Multiemployer Plan, together with copies of each such notice; (h) any Loan Party or member of the Controlled Group shall fail to satisfy the minimum funding standards under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, without regard to any waiver; (i) any Loan Party or member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (iv) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.  Borrowing Agent shall promptly deliver to Agent all information required to be reported to the PBGC under Section 4010 of ERISA and such other documents or governmental reports or filings related to any Pension Benefit Plan as Agent shall reasonably request.  Promptly following any request therefor, Borrowing Agent shall deliver to the Agent copies of any documents or notices described in Sections 101(j), (k) or (l) of ERISA or any information requested under Section 4221(e) of ERISA that any Loan Party or member of the Controlled Group may request with respect to any Pension Benefit Plan or Multiemployer Plan, as applicable; provided, that, if any Loan Party or member of the Controlled Group has not requested such documents or notices from the administrator or sponsor of the applicable Pension Benefit Plan or Multiemployer Plan, then Borrowing Agent shall cause the applicable Loan Party or member of the Controlled Group shall, upon reasonable request by Agent, promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to Agent promptly after receipt thereof.

ARTICLE X.

EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1                        Nonpayment.  Failure by any Borrower to pay (a) any principal on the Obligations (including, without limitations, Out-of-Formula Loans and other Advances made under Section 16.2(b)(viii) hereof) when due, whether at maturity or by reason of acceleration or by notice of intention to prepay, or by required prepayment or (b) any other Obligations within three (3) days after the date when due (if such amounts are not charged to Borrowers’ Account as provided in this Agreement);

10.2                        Breach of Representation.  Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or in any certificate or document executed by any Borrower or any Guarantor in favor of the Agent or any Lender, or in any financial statement delivered to or certified by any Borrower, any Guarantor or any Subsidiary thereof shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3                        Financial Information.  Failure by any Borrower to (a) furnish any Borrowing Base Certificate within five (5) days of the day when due (or three (3) days of the day when due during any Dominion Period), (b) furnish any other financial information when requested which is unremedied for a period of fifteen (15) days of such request;

10.4                        Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment (in each case, other than a Permitted Encumbrance) against any material portion of the Loan Parties’ Receivables or against a material portion of the Loan Parties’ other property which is not stayed or lifted within thirty (30) days;

10.5                        Noncompliance.  Except as otherwise provided for in this ARTICLE X, failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant (a) contained in Section 6.11(b) or (c), Section 6.16, ARTICLE 7 or Sections 9.2, 9.7, 9.8 or 9.9 or (b) contained in any other Section of this Agreement or contained in any Other Document which is not cured within thirty (30) days after a Responsible Officer of the Borrower Agent obtains actual notice of, or should have known of, the occurrence of such failure or neglect;

10.6                        Judgments.  Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $12,500,000 (to the extent not fully covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) and (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, (b) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (c) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7                        Bankruptcy.  Any Borrower, any Guarantor or any Restricted Subsidiary thereof shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing; provided, however, any Restricted Subsidiary may voluntarily cease operations and be dissolved to the extent all assets of such Restricted Subsidiary are transferred to a Borrower or a Guarantor;

10.8                        Inability to Pay.  Any Borrower, any Guarantor or any Restricted Subsidiary thereof shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business; provided, however, any Restricted Subsidiary may voluntarily cease operations and be dissolved to the extent all assets of such Restricted Subsidiary are transferred to a Borrower or a Guarantor;

10.9                        Lien Priority.  Except as contemplated under this Agreement, any Liens relating to a material portion of Collateral created hereunder or provided for hereby or under any related agreement for any reason cease to be or are not valid and perfected Liens having a first priority  interest subject to Permitted Encumbrances;

10.10                 Cross Default.  An event of default has occurred under any other agreement to which a Borrower or Guarantor is a party governing or giving rise to Indebtedness for borrowed money of $25,000,000 or more in principal amount (“Other Debt”), which event of default is not cured or waived within any applicable grace period, if, with respect to Other Debt, the effect of such event of default is to cause, or to permit the holder or holders of such Other Debt (or a trustee on behalf of such holder or holders), to cause such Other Debt to become or be declared due and payable (or redeemable) prior to its stated maturity or to cause any secured creditor remedies to be available with respect to any assets pledged as collateral for such Other Debt; provided that for the avoidance of doubt, conversions of Convertible Indebtedness as a result of a conversion trigger event that does not constitute or arise from a default of Convertible Indebtedness under the definitive documentation for such Convertible Indebtedness will not constitute a Default or Event of Default under this Agreement;

10.11                 Breach of Guaranty.  Termination (other than in accordance with its terms) or breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.12                 Change of Control.  Any Change of Control shall occur;

10.13                 Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.14                 [Reserved];

10.15                 Reportable Compliance Event.  Any representation or warranty contained in Section 16.18 is or becomes false or any Covered Entity becomes a Sanctioned Person.

10.16                 Pension Benefit Plans.  Any failure, event or condition specified in Section 7.14, 9.5(d) or 9.18 hereof shall occur or exist with respect to any Pension Benefit Plan or Multiemployer Plan and, as a result of such failure, event or condition, together with all other such failures, events or conditions, any Loan Party or member of the Controlled Group shall incur, any liability with respect to a Pension Benefit Plan or Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect and aggregate liability to any Loan Party of $12,500,000  or more; or

10.17                 Invalidity of Certain Agreements, etc.  Any Subordination Agreement or Intercreditor Agreement shall cease to be in full force and effect (other than in accordance with its terms), or any Person party to any such agreement shall breach the provisions thereof or shall contest in any manner the validity, binding nature or enforceability of any such provision or a proceeding shall be commenced by any such Person or any Governmental Body having jurisdiction over such Person, seeking to establish the invalidity or unenforceability thereof.

ARTICLE XI.

LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1                        Rights and Remedies.

(a)                                 Upon the occurrence and during the continuation of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been waived or cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances.  Upon the occurrence of any Event of Default, Agent shall, at the direction of the Required Lenders, exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent shall, at the direction of the Required Lenders, enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent shall thereupon, or at any time thereafter, at the direction of the Required Lenders, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place; provided that in connection with the foregoing, the Agent does not breach the peace and otherwise conducts itself in accordance with Applicable Law.  With or without having the Collateral at the time or place of sale, Agent may (and shall, at the direction of the Required Lenders) sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory, provided that (x) such license shall be exercisable only for so long as an Event of Default is continuing and (y) such license shall terminate upon the Termination Date and (b) Equipment for the purpose of completing the manufacture of unfinished goods, including in such license reasonable access to all media in which any of the licenses items may be recorded or stored and to all computer programs used for the compilation or printout thereof.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Non-cash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b)                                 To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iii) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (iv) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (v) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vi) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (vii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (viii) to dispose of assets in wholesale rather than retail markets, (ix) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (x) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xi) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2                        Agent’s Discretion.  Agent shall have the right in its sole discretion, but subject to Section 11.5, to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3                        Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4                        Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5                        Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Swap Obligations), or in respect of the Collateral shall be paid over or delivered as follows):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent in its capacity as such;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, ratably, to the payment of the outstanding principal amount of (a) the Obligations (other than (i) principal in respect of Swing Loans paid pursuant to clause FIFTH above and (ii) Cash Management Liabilities and Secured Hedging Obligations) arising under this Agreement, (b) Designated Cash Management Liabilities and Designated Secured Hedging Obligations to the extent the Reserves have been established therefor and (c) including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof;

EIGHTH, to all other Obligations (including Cash Management Liabilities and Secured Hedging Obligations to the extent not considered Designated Cash Management Liabilities or Designated Secured Hedging Obligations or to the extent Reserves have not been established therefor) arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses FIRST through SEVENTH above; and

NINTH,  to all other Obligations which shall have become due and payable and not repaid pursuant to clauses FIRST through EIGHTH; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” (and, with respect to clause “EIGHTH” above, an amount equal to its pro rata share (based on the proportion that the then outstanding Cash Management Liabilities and Secured Hedging Obligations held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Secured Hedging Obligations) and “NINTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “TENTH” above in the manner provided in this Section 11.5.

ARTICLE XII.

WAIVERS AND JUDICIAL PROCEEDINGS.

12.1                        Waiver of Notice.  Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2                        Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3                        Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XIII.

CLOSING DATE AND TERMINATION.

13.1                        Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect, unless sooner terminated as herein provided, for a term (the “Term”) ending ~~on June 1~~October 23, ~~2020~~2023 (the “Maturity Date”); provided that the Maturity Date shall mean March 3, 2020 (the “Springing Maturity Date”) if ~~more than $50,000,000 in aggregate principal amount of Convertible Notes (2020) (a) remain outstanding~~, on the Springing Maturity Date ~~or (b) have not been Adequately Refinanced (as defined below) on or prior to the Springing Maturity Date; provided further that Agent may, in its sole discretion, establish Reserves on and after the Springing Maturity Date in~~, Excess Availability is less than the sum of (i) the amount of ~~any~~ Convertible ~~Notes (2020) in excess of $25,000,000 that (i) remain outstanding on the Springing Maturity Date or (ii) have not been~~

~~Adequately Refinanced. “Adequately Refinanced” means the incurrence of any Permitted Indebtedness with a maturity or redemption date more than 90 days after the Maturity Date, and for which the proceeds thereof have been reserved to refinance the Convertible Notes (2020) on or prior to the conversion date thereof~~Indebtedness outstanding plus (ii) 17.5% of the Line Cap Amount.  Borrowing Agent, on behalf of Borrowers, may terminate this Agreement at any time upon five (5) Business Days’ prior written notice upon payment in full of the all of the Obligations (including any required repayment or cash collateralization of the Letter of Credit obligations, Cash Management Liabilities and Secured Hedging Obligations, but excluding contingent indemnification obligations upon which no claims have been made).

13.2                        Termination.  The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until the Termination Date.  All representations, warranties, covenants, waivers and agreements contained herein shall survive until the Termination Date.  At such time as the Termination Date shall have occurred, the Liens on the Collateral shall be automatically released and Agent shall, at the sole expense of Borrowers, deliver to Borrowing Agent any documents reasonably requested to effectuate or evidence such release.

ARTICLE XIV.

REGARDING AGENT.

14.1                        Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letters), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Revolving Credit Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2                        Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower.  The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3                        Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Revolving Credit Notes, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on thirty (30) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers; provided, however, if an Event of Default shall have occurred and be continuing, no consent of Borrowers shall be required with respect to the appointment of a successor Agent. In the event of a resignation by Agent, until a successor Agent shall be appointed in accordance with this Agreement, (a) all communications, payments and notices required to be made or delivered to Agent under this Agreement shall be made to each Lender (and with respect to any such payments, to each Lender in accordance with such Lender’s Commitment Percentage), (b) Agent shall continue to serve as collateral agent for the Lenders and (c) the Required Lenders shall be entitled to exercise all other rights, remedies, powers and privileges of Agent under this Agreement.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this ARTICLE XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens).  After any Agent’s resignation as Agent, the provisions of this ARTICLE XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this ARTICLE XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens.

14.4                        Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5                        Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6                        Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7                        Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Commitment Percentage constitutes of the total aggregate Commitment Percentages), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment which is no longer appealable).

14.8                        Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9                        Delivery of Documents.  To the extent Agent receives financial statements or other information required to be delivered under Section 9.2, 9.4, 9.5, 9.7, 9.8, 9.9, 9.10, 9.16 and 9.17 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10                 Borrowers’ Undertaking to Agent.  Without prejudice to their obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11                 No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12                 Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of any Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13                 Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release or subordinate any Lien granted to or held by Agent upon any Collateral (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement and the Other Documents, (iii) constituting property in which a Borrower or a Guarantor (as applicable) owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to Loan Parties under a lease which has expired or been terminated in a transaction permitted under this Agreement and (v) in connection with Permitted Split Lien Indebtedness.  Upon request by Agent or Borrowing Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.13(a).

(b)                                 Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 14.13(a)), each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under Section 14.13(a).  Either without such confirmation (if Agent has not requested such confirmation) or upon receipt by Agent of such confirmation (if Agent has requested such confirmation), and upon prior written request by Borrowing Agent, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent to the extent permitted by this Section 14.13; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Borrower or any Guarantor in respect of) all interests in the Collateral retained by such Borrower or such Guarantor (as applicable).

(c)                                  The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by any Borrower or any Guarantor or is cared for, protected or insured or has been encumbered or that the Lien granted to Agent pursuant to this Agreement or any Other Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 14.13 or in any Other Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

14.14                 Agency for Perfection.  Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of Agent as secured party.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.  Each Borrower by its execution and delivery of this Agreement hereby, on its behalf and on behalf of its Subsidiaries that are Guarantors, consents to the foregoing.

14.15                 Releases of Guarantee and Lien.  Notwithstanding anything to the contrary contained herein or in any Other Document, Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 16.2) to take any action reasonably requested by any Borrower or any Guarantor having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit any disposition of the applicable Collateral or Guarantor, in each case as permitted hereunder or by any Other Document or in accordance with Section 14.13 or 16.2.

14.16                 Intercreditor and Subordination Agreements.  Each Lender hereby authorizes Agent to enter into the Intercreditor Agreements and Subordination Agreements, to make the representations, warranties and covenants on behalf of the Lenders therein contained, and to take such actions as it is required or authorized to take thereunder (and such other actions as are reasonably incidental thereto).  Each Lender agrees to be bound by the terms of the Intercreditor Agreements and the Subordination Agreements.

14.17                 Syndication Agent.  Any Person that becomes a party to this Agreement as a “syndication agent”, “documentation agent” or other similar title shall not, unless otherwise expressly provided for in this Agreement, have any rights, liabilities, duties or responsibilities under this Agreement or any Other Document in its capacity as such.

14.18                 Collateral Custodian.  Upon the occurrence and during the continuance of any Event of Default, Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by Agent or its designee who shall have full authority to do all acts necessary to protect Agent’s and the Lenders’ interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by Agent or its designee by reason of the employment of the custodian shall be the responsibility of Borrowers and charged to Borrowers’ Account.

14.19                 Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any bankruptcy or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any of the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Agent or any Lender (including any claim for the compensation, expenses, disbursements and advances of Agent and such Lender and their respective agents and counsel and all other amounts due Agent or such Lender hereunder and under the Other Documents) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent hereunder and under the Other Documents.

14.20                 Cash Management Products and Services and Secured Hedging Agreements.  Except as otherwise expressly set forth herein, no Lender or Affiliates of a Lender providing Cash Management Products and Services or Swap Contracts that obtains the benefit of the provisions of Section 11.5, the Guaranty or any Collateral by virtue of the provisions hereof or any Other Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any Other Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Other Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in this Agreement of the Other Documents.  Notwithstanding anything to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Products and Services and Swap Contracts except to the extent expressly provided herein.  The Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Products and Services and Swap Contracts in the case of the Termination Date.

ARTICLE XV.

BORROWING AGENCY

15.1                        Borrowing Agency Provisions.

(a)                                 Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)                                 The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof.  To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 16.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)                                  All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

15.2                        Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the

Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

ARTICLE XVI.

MISCELLANEOUS.

16.1                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against any party hereto with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement shall be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, such party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each party hereto hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such party at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of any party hereto to bring proceedings against any other party hereto in the courts of any other jurisdiction.  Each party hereto waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each party hereto waives the right to remove any judicial proceeding brought against any Borrower in any state court to any federal court.

16.2                        Entire Understanding; Amendments.

(a)                                 This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to Borrowers and each Lender (which copy may be provided by electronic mail).  Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written supplemental agreements; provided, however, that (x) no such supplemental agreement may change the rights and duties of Agent without Agent’s consent thereto, (y) Agent may, on behalf of the Lenders and without further consent therefrom, but requiring the consent of the Loan Parties, enter into amendments to this Agreement, the Intercreditor Agreements, the Subordination Agreements or any Other Document as may be approved by Agent in its reasonable discretion to (1) cure any ambiguity, defect or inconsistency, (2) make any change that would provide any additional rights or benefits to Agent, (3) make, complete or confirm any grant of Collateral permitted or required by the Intercreditor Agreements, Subordination Agreements or any Other Document or any release of any Collateral that is otherwise permitted under the terms of the Intercreditor Agreements, the Subordination Agreements, this Agreement and the Other Documents, (4) to effectuate the transactions contemplated by Section 2.24, or (5) to document, give effect to and incorporate conforming terms of any Convertible Indebtedness, Refinancing Indebtedness, Permitted Spilt Lien Debt or on Indebtedness permitted to be incurred under this Agreement (it being acknowledged and agreed that split lien collateral arrangements are a common and accepted structure for asset based loans and there is substantial market precedence for negotiating a reasonably satisfactory supplemental agreements in connection therewith) and (z) no such supplemental agreement shall, without the consent:

(i)                                     of all Lenders directly affected thereby, increase the maximum dollar commitment of any Lender;

(ii)                                  of all Lenders directly affected thereby, extend the maturity of any Revolving Credit Note or the due date for any amount payable hereunder, or decrease the principal amount due or rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

(iii)                               of all Lenders, alter the definition of the term Required Lenders or Supermajority Required Lenders, or alter, amend or modify this Section 16.2(b);

(iv)                              of all Lenders, alter, amend or modify the provisions of Section 11.5;

(v)                                 of all Lenders directly affected thereby, alter, amend or modify the provisions of this Agreement providing for pro rata treatment of the Lenders;

(vi)                              of all Lenders, release Collateral (other than in accordance with the provisions of this Agreement, including any transaction consented to by the Required Lenders in accordance with the terms hereof, or in accordance with the provisions of any Intercreditor Agreement) with a fair market value in excess of $5,000,000 in any transaction or series of related transactions;

(vii)                           of Supermajority Required Lenders, increase the Advance Rates above the Advance Rates in effect on the Closing Date or effect any other amendment which has the effect of increasing Availability; or

(viii)                        of all Lenders, release each Borrower from its obligations hereunder or all or substantially all of the value of  the Guaranties (other than in accordance with the provisions of this Agreement).

(c)                                  Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)                                 If any action to be taken by the Lenders or Agent hereunder requires the unanimous consent, authorization or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization or agreement, then Agent or Borrowing Agent (with the approval of Agent), upon at least five (5) Business Days’ prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more Replacement Lenders.  No Holdout Lender shall have the right to refuse to be replaced.  Such notice to replace the Holdout Lender shall specify an Closing Date for such replacement, which date shall not be later than five (5) Business Days after the date such notice is given.  Prior to the Closing Date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver a Commitment Transfer Supplement, subject only to the Holdout Lender being repaid all of its outstanding Obligations without any premium or penalty of any kind whatsoever (other than breakage expenses and other amounts pursuant to Section 2.2(f).  If the Holdout Lender shall refuse or fail to execute and deliver any such Commitment Transfer Supplement prior to the Closing Date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Commitment Transfer Supplement.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 16.3.  Until such time as the Replacement Lender shall have acquired all of the Obligations, the Commitments and the other rights and obligations of the Holdout Lender hereunder and under the Other Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Loans and to purchase its pro rata share of its participation in each Letter of Credit.

(e)                                  Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Borrowing Base Amount by up to ten percent (10%) of the Borrowing Base Amount for up to thirty (30) consecutive Business Days (and provided that at least five (5) consecutive Business Days shall elapse before any new Out-of-Formula Loans are made upon repayment of any prior Out-of-Formula Loans), unless otherwise consented to by the Required Lenders (the “Out-of-Formula Loans”).  If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the rate for Domestic Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limit of Section 2.1(a).  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be “Eligible Accounts,” or “Eligible Unbilled Accounts,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed one hundred and ten percent (110%) of the applicable Borrowing Base Amount, Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.  The Required Lenders may elect to revoke Agent’s ability to make Out-of-Formula Loans to Borrowers at any time.

(f)                                   In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (i) after the occurrence and during the continuation of a Default or an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the applicable Borrowing Base Amount.  Such Advances shall be repayable on demand, constitute Obligations, be secured by the Collateral and shall bear interest at the rate (including any increase thereto upon imposition of the Default Rate) then applicable to Revolving ~~Loans~~Advances that are Domestic Rate Loans. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective ~~Revolving~~ Commitment Percentages.  To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.  The Required Lenders may elect to revoke Agent’s ability to make Protective Advances to Borrowers at any time.

16.3                        Successors and Assigns; Participations; New Lenders.

(a)                                 This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (c) of this Section, or (ii) by way of participation in accordance with the provisions of paragraph (b) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (b) of this Section and, to the extent expressly contemplated hereby, the Related Persons of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances (other than Swing Loans) to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances (other than Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof; provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances (other than Swing Loans) or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances (other than Swing Loans).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) each Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (iii) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in clauses (i) and (ii) of Section 16.2(b).  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  Each Borrower hereby agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, that such right of set-off shall be further subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as set forth in Section 2.3.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other Obligations under this Agreement and the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the

Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Any Lender, with the consent of Agent and (other than at any time after the occurrence and during the continuance of an Event of Default or with respect to any such assignment to a Lender, an Affiliate of a Lender or pursuant to a sale of all or a substantial portion of such Lender’s loan portfolio) Borrowers, which consents shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances (other than Swing Loans) under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, Agent and, in the absence of a continuing Event of Default, Borrowers, and delivered to Agent for recording with a processing fee of $3,500 to be paid by the transferor Lender or the transferee Lender, unless such fee is waived by Agent; it being agreed however that no consent of Agent or Borrowers shall be required for a transfer by any Lender to any Affiliate of such Lender (so long as such Affiliate is not primarily engaged in the business of making private equity investments, unless such Affiliate is also a Lender hereunder) or any fund primarily engaged in the business of making or owning commercial loans and which is owned or managed by, or under common ownership or management with, any such Lender.  Upon such execution, delivery, acceptance and recording, from and after the transfer Closing Date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with the Commitment Percentages as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  During the continuance of an Event of Default, each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer Closing Date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Borrower hereby consents to the addition of such Purchasing CLO.  Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent, acting solely for this purpose on behalf of each Borrower in an non-fiduciary capacity, shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Advances and any other Obligations are registered obligations, the right, title and interest of the Lenders in which shall be transferrable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 16.3(e) shall be construed so that the Advances and any other Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the Closing Date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)                                   Notwithstanding anything to the contrary in this Section 16.3, no sale, transfer or assignment of all or any portion of any Lender’s rights and obligations under or relating to Revolving Advances under this Agreement shall be made to any Borrower or any of their Affiliates.

16.4                        Application of Payments.  Subject to the application of payments and proceeds in accordance with Section 11.5, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5                        Indemnity.  Borrowers shall indemnify the Issuer, each Lender and each of their respective affiliates and each of their respective directors, officers, employees, advisors, agents, affiliates, successors, partners, representatives and assigns (for purposes of this Section 16.5 only, each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, actual losses, damages, liabilities, reasonable and documented out of pocket expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the this Agreement or the Other Documents, the use of proceeds thereof, the Acquisition Agreement, the Transactions or the other transactions contemplated hereby or thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (for purposes of this Section 16.5 only, any of the foregoing, a “Proceeding”), and Borrowers agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out of pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding by one counsel to each group of Indemnified Persons taken as a whole and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction, to each group of Indemnified Persons taken as a whole, and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction to each group of similarly affected Indemnified Persons taken as a whole; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent it has resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or any of its Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) the material breach of its obligations under this Agreement or the Other Documents by such Indemnified Person or any of its Related Persons, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) any dispute among Indemnified Persons that did not involve actions or omissions of Borrower or any direct or indirect parent or controlling person of Borrower or any of their subsidiaries or affiliates. For the avoidance of doubt, this Section 16.5 shall not apply with respect to Taxes (which are governed by Section 3.10), other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

16.6                        Notice.  Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                                  In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)                                 In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                                  In the case of electronic transmission, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement);

(f)                                   In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)                                  If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)         If to Agent or PNC at:

PNC Bank, National Association
200 South Wacker Drive
Suite 600
Chicago, Illinois 60606
Attention: Portfolio Manager
Telephone: (312) 454-2920
Facsimile: (312) 454-2919

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:  Gerri Porter
Telephone: (412) 768-6056
Facsimile: (412) 762-8672
Email: gerri.porter@pnc.com

with an additional copy to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention:  Rachel Rawson
Telephone:  (216) 586-3939
Facsimile:  (216) 579-0212
Email: rlrawson@jonesday.com

(B)         If to a Lender other than Agent, as specified on the signature pages hereof

(C)         If to Borrowing Agent or any Borrower:

Echo Global Logistics Inc.
600 W. Chicago Avenue
Chicago, Illinois 60654
Attention: Kyle Sauers, Chief Financial Officer
Telephone:  (312) 784-7695
Facsimile: (312) 784-7729
Email:  KSauers@echo.com

with a copy to:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Attention:  Chuck Boehrer
Telephone:  (312) 558-5989
Facsimile:    (312) 558-5700
Email: CBoehrer@winston.com

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

16.7                        Survival.  The obligations of Borrowers under Section 2.2(f), 2.2(g), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Section 2.2, 2.13(b), 2.14, 2.16. 2.17 and 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8                        Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9                        Expenses.  Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the documented fees, charges and disbursements of any one counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically, pursuant to Section 4.7, to perform audits of any Borrower’s or any Borrower’s Affiliate’s or Subsidiary’s books, records and business properties.

16.10                 Injunctive Relief.  Each Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11                 Consequential Damages.  No party hereto shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12                 Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13                 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed,

shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or similar method of electronic transmission shall be deemed to be an original signature hereto.

16.14                 Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.  In the event of a direct conflict between the provisions of this Agreement and the provisions contained in any Other Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern.

16.15                 Confidentiality; Sharing Information.

(a)                                 Each Lender, each Issuer and Agent agrees to maintain, the confidentiality of information obtained by it pursuant to this Agreement or any Other Document and designated in writing by any Loan Party as confidential or disclosed under circumstances where it is reasonable to assume that such information is confidential (the “Information”), except that such Information may be disclosed by the Lenders, Issuer or Agent (i) with Borrowing Agent’s consent, (ii) to Related Persons of such Lender, Issuer or Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 16.15 or (B) available to such Lender, Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority (in which case Agent shall notify Borrowing Agent to the extent not prohibited by law or legal process), (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (vii) to current or prospective assignees or participants, direct or contractual counterparties to any Swap Contracts and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 16.15 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under this Agreement or any Other Document, in connection with any litigation or other proceeding to which such Lender, Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender, Issuer or Agent or any of their Related Persons and (x) to the National Association of Insurance Commissioners, CUSIP Service Bureau or any similar organization, regulatory authority, examiner or nationally recognized ratings agency. In the event of any conflict between the terms of this Section 16.5 and those of any Other Document, the terms of this Section 16.5 shall govern.

(b)                                 Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder.  Such authorization shall survive the payment in full of the Obligations and the termination of this Agreement.

16.16                 Publicity.  Each Borrower and each Lender hereby authorizes Agent and Lenders to make customary announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate, in each case, subject to the prior approval of Borrowers, such approval not to be unreasonably withheld, conditioned or delayed.

16.17                 Certifications From Banks and Participants; USA PATRIOT Act.

(a)                                 Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations at such times as may be requested by Agent to comply with the USA PATRIOT Act.

(b)                                 The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18                 Anti-Money Laundering/International Trade Law Compliance.

(a)                                 Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)                                 Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (B) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19                 No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

16.20                 Reinstatement; Certain Payments.  If any claim is ever made upon Agent or any other Secured Party for repayment or recovery of any amount or amounts received by Agent or such Secured Party in payment or on account of any of the Obligations, Agent or such Secured Party shall give prompt notice of such claim to Agent and Borrowing Agent, as applicable, and if Agent or such Secured Party repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (b) any good faith settlement or compromise of any such claim effected by Agent or such Secured Party with any such claimant, then and in such event each Loan Party agrees that (i) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any of the Obligations or the termination of this Agreement or the Other Documents, and (ii) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Agent or such Secured Party.

16.21                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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